UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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PRA GROUP, INC.

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PRA Group™

Celebrating 25 years of redefining the debt industry

2021

Proxy Statement and Notice of Annual Meeting of Stockholders

About PRA Group, Inc.

Headquartered in Norfolk, Virginia and incorporated in Delaware, we are a global financial and business services company with operations in the Americas, Europe and Australia. Our primary business is the purchase, collection and management of portfolios of nonperforming loans. The accounts we purchase are primarily the unpaid obligations of individuals owed to credit originators, which include banks and other types of consumer, retail and auto finance companies. We purchase portfolios of nonperforming loans at a discount in two broad categories: Core and Insolvency. Our Core operation specializes in purchasing and collecting nonperforming loans, which we purchased because either the credit grantor and/or other third-party collection agencies have been unsuccessful in collecting the full balance owed. Our Insolvency operation consists primarily of purchasing and collecting on nonperforming loan accounts where the customer is involved in a bankruptcy proceeding or the equivalent in some European countries. We also provide fee-based services on class action claims recoveries and by servicing of consumer bankruptcy accounts in the United States (“U.S.”). For more information about our business, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2021. The information contained on, or that can be accessed through our website, including any document referenced in this Proxy Statement, is not, and shall not be deemed to be, a part of this Proxy Statement.

 Notice of Annual Meeting of Stockholders

DATE:	Thursday, June 10, 2021
TIME:	9:30 a.m. Eastern Time
LOCATION:	Virtual Meeting
RECORD DATE:	April 14, 2021

The PRA Group, Inc. (the “Company”) 2021 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Thursday, June 10, 2021 beginning at 9:30 a.m. Eastern Time. Due to the continuing challenges posed by the coronavirus (COVID-19) pandemic and our desire to protect the safety and welfare of our stockholders, directors and employees, the Annual Meeting will be held in virtual format only. Instructions on how to access and participate in the Annual Meeting are provided under “Instructions for Attending and Participating in the Virtual Annual Meeting” on page 2 of the enclosed Proxy Statement. Only stockholders of record as of the close of business on April 14, 2021 are entitled to receive notice of, and to vote during, the Annual Meeting.

At the Annual Meeting, stockholders will be asked to vote on the following items:

•	Election of the 10 directors named in the accompanying Proxy Statement for a one-year term;

•	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2021;

•	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers (“NEOs”); and

•	Any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Beginning this year, we have elected to provide access to our proxy materials by internet in accordance with the SEC’s “notice and access” rules. These rules permit us to provide access to our proxy materials, including the Notice of Annual Meeting, Proxy Statement and our 2020 Annual Report to Stockholders, by notifying you of their availability on the internet instead of mailing printed copies. Accordingly, on or about April 28, 2021, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials will provide instructions on how to access and review our proxy materials on the internet and request printed copies. Stockholders will not receive printed copies of our proxy materials unless they request such copies. If requested, printed copies will be available free of charge. We believe that providing our proxy materials by internet increases the ability of our stockholders to access the information they need while simultaneously reducing the environmental impact and cost to the Company of the Annual Meeting.

Every vote is important and valued by the Company. Therefore, we encourage you to vote your shares through the internet, by phone or, if you requested and received a printed copy of the proxy card, by mail, using the instructions provided below even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

LaTisha Owens Tarrant
Corporate Secretary April 28, 2021

YOU CAN VOTE IN ONE OF FOUR WAYS

Visit www.AALvote.com/PRAA to vote VIA THE INTERNET	If you received printed proxy materials, sign, date and return your proxy card in the envelope provided to vote BY MAIL

Call (866) 804-9616 to vote BY TELEPHONE	Attend the Annual Meeting virtually and vote via the link provided.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 10, 2021: The Company’s Proxy Statement and 2020 Annual Report to stockholders are available at www.viewproxy.com/PRAGroup/2021.

Fellow Stockholders:

It is my pleasure to invite you to our Annual Meeting. Given the continued challenges posed by the coronavirus (COVID-19) pandemic, our Annual Meeting will be held virtually again this year. We have determined that your safety and the safety of our employees and directors should remain a top priority. I also encourage you to review the letter from Kevin Stevenson, our President and Chief Executive Officer, in our 2020 Annual Report to Stockholders that discusses the actions we took during the pandemic that reflected our commitment to our employees, our customers and our communities.

2020 Financial Performance

The year 2020 was unprecedented as the world struggled to navigate a global pandemic. Social unrest and political change in the United States exacerbated an already difficult environment. Despite these challenges, our Company, which was led by a highly skilled and effective management team, produced record results, including a 9% increase in total cash collections, a 5% increase in total revenues, a 41% increase in income from operations, an improved cash efficiency ratio of 64.5% and a 73% increase in net income attributable to the Company – all as compared with 2019 and described more fully in our Annual Report on Form 10-K for the year ended December 31, 2020.

Corporate Governance Enhancements

Our Board of Directors (“Board”) believes that a strong governance culture, which provides effective oversight of management, strategic leadership and needed focus on the best interests of stockholders, has been a key factor in our Company’s long-term success. As a result, our Board regularly assesses its governance structure to identify opportunities for improvement. During 2020, we enhanced our governance structure by:

•	eliminating the classified Board structure and implementing annual elections for all directors;

•	adopting a majority vote standard for the election of our directors in uncontested elections; and

•	implementing a mandatory retirement age for independent directors of 75 years.

In recognition of the continued development of our enterprise risk management framework, our Board also replaced the Compliance Committee with a Risk Committee, effective April 1, 2021, that oversees not only compliance and regulatory risks, but all significant enterprise risks facing our Company with the exception of financial risks, which will continue to be overseen by our Audit Committee.

Diversity, Equity and Inclusion Initiatives

In 2020, our Company accelerated initiatives focused on diversity, equity and inclusion (“DEI”). We welcomed our first diversity and inclusion leader and approved a DEI Commitment Statement and related branding. These actions supplemented longstanding Company policies, including our Company’s strict prohibition against, and zero tolerance for, discrimination against applicants, employees or any other covered person because of age, race, color, gender, sexual orientation, gender identity, religion, national origin, ancestry, ethnicity, physical or mental disability, citizenship, service in the uniformed services, veteran status, genetic information or any other classes or characteristics protected by federal, state or local law. And although we have provided gender diversity data for our Board in prior years, we have expanded our diversity disclosures in this year’s Proxy Statement.

After 16 years of exemplary service, our first female board member, Penelope W. Kyle, is stepping down at our Annual Meeting. Her service and leadership through many years of exceptional growth and unprecedented change at our Company have been invaluable. As Penny retires and we look to fill her vacancy, our Board has committed to ensuring that a focus on diversity lives on.

Environmental, Social and Governance Matters

As we welcomed the new year, our Board assigned to its Nominating and Corporate Governance Committee oversight responsibility for significant environmental, social and governance (“ESG”) matters. The formal assignment of ESG oversight to this Committee reflected our heightened focus on these matters and the desire to clarify internally and externally responsibility for related initiatives. You will notice expanded ESG disclosures in this year’s Proxy Statement. I also encourage you to review the ESG disclosures on our corporate website.

Celebrating 25 Years

2021 marks the 25th year since our Company was founded as a four-person start-up. The industry landscape in 1996 was far different than it is today. We began in a modestly regulated, “wild west” environment where most competitors were focused on the next “deal” as opposed to their customers, employees, compliance or even building a lasting enterprise. Our Company was formed with an explicit goal to change that philosophy, to operate a world class company with the long term in mind, that treated all of our core constituencies with fairness, transparency and generosity, while focusing on an environment of operational excellence. We sought to create an enlightened, 21st century version of a function in the economy that has been around as long as human-kind has been trading goods and services. I believe we have achieved all that and then some.

In 2021, we celebrate the first 25 years of that journey. Today our Company collaborates with people around the world, helping them to successfully resolve their delinquent debt on terms they can afford, while creating great careers for our employees, strong returns to our stockholders and compelling value to our seller-clients. We do all of this in a highly compliant manner, while providing what we believe to be industry-leading transparency to our financial stakeholders. We are involved and generous citizens of the communities in which we operate, giving of our time and funds to support those who need our help. We believe that the guideposts of compassion, compliance and competence have differentiated us for this past quarter-century, turning us into a global leader and change agent of our industry.

Onward

While the world navigates the new normal that accompanied the unprecedented 2020, we have continued to strengthen the governance structure that has been a hallmark of our Company’s long-term success and viability. We look forward to your attendance at our Annual Meeting and encourage you to read the accompanying Proxy Statement, which provides more detail about our governance practices and policies. More importantly, we thank you for your continued support of our Company and the trust that you have placed in us and the management team. I cannot wait to see what more we can accomplish in the next 25 years.

Sincerely,

Steven D. Fredrickson

Chairman

PRA Group, Inc.

2021 Proxy Statement

2021 Proxy Statement  |  PRA Group

Proxy Summary

This summary highlights certain information contained elsewhere in the Proxy Statement but does not contain all information that you should consider prior to casting your vote. Therefore, you should read the entire Proxy Statement carefully before voting.

Annual Meeting

Date and Time:	Thursday, June 10, 2021 at 9:30 a.m. Eastern Time

Location:	Virtual Meeting

Record Date:	April 14, 2021

Voting Matters and Board Vote Recommendations

	Agenda Item	Board Vote Recommendation	Page Reference

Proposal 1:	Elect the 10 directors named in this Proxy Statement for a one-year term.	FOR	9

Proposal 2:	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021.	FOR	14

Proposal 3:	Advisory vote to approve the compensation of our NEOs.	FOR	17

Corporate Governance Highlights

Independent Oversight

•  Our Board Committees are comprised solely of independent directors.

•  A substantial majority of our Board is independent (9 of 11 directors).

•  We have a Lead Independent Director who, among other responsibilities, presides over executive sessions of our independent directors, which occur at each in-person Board meeting.

•  The roles of Chairman of the Board and Chief Executive Officer (“CEO”) are separate.

•  Our Compensation Committee engages an independent compensation consultant to advise and support the Committee’s work.

Board Refreshment	• Our Board and all Board Committees conduct annual performance evaluations. • Our directors cannot stand for re-election after they reach the age of 75.

Stockholder Rights and Alignment

•  Our stockholders have the right to call special meetings.

•  Our directors are elected annually.

•  Our directors must be elected by a majority of the votes cast in uncontested elections.

•  We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.

•  All incentive compensation for our executive officers is subject to recoupment (or clawback) by the Company in the event of a restatement, to comply with applicable law or if the executive officer violates restrictive covenants included in the officer’s equity award or employment agreement.

ESG	• We have formally assigned oversight for significant environmental, social and governance matters to the Nominating and Corporate Governance Committee.

Hedging/Pledging	• Our directors, executive officers and employees are prohibited from engaging in short sales and hedging transactions and may not pledge our common stock.

2021 Proxy Statement  |  PRA Group    i

Director Dashboard

The Company is led by directors whose qualifications, experience and backgrounds support the effective oversight of the Company’s business and affairs, further the strategic goals of the Company and provide valued guidance to management. The charts below reflect key data about our Board.

ii    PRA Group  |   2021 Proxy Statement

Company Performance Highlights

•	Total cash collections (collections on our owned finance receivables portfolios) were $2.01 billion in 2020, compared to $1.84 billion in 2019.

•	Total revenues were $1.07 billion in 2020, compared to $1.02 billion in 2019.

•	Total operating expenses were $715.7 million in 2020, compared to $745.4 million in 2019.

•	Net income attributable to the Company was $149.3 million in 2020, compared to $86.2 million in 2019.

•	Our cash efficiency ratio (cash receipts, which are cash collections plus fee income, less operating expenses, divided by cash receipts) was 64.5% in 2020, which increased from 59.9% in 2019;

•	Portfolio acquisitions were $905.1 million in 2020, compared to $1.29 billion in 2019.

•	Estimated remaining collections (the sum of all future projected cash collections on our owned finance receivables portfolios) decreased to $6.46 billion at the end of 2020 compared to $6.75 billion at the end of 2019.

GREW CASH COLLECTIONS 9% TO $2.01B	TOTAL REVENUE INCREASED 5% TO $1.07B	$905.1M IN PORTFOLIOS ACQUISITIONS	NET INCOME ATTRIBUTABLE TO THE COMPANY INCREASED 73% TO $149.3M

Investor Outreach and Engagement

We value input from our stockholders on our business and communicate regularly with them to better understand their perspectives. Throughout 2020, our CEO, Chief Financial Officer (“CFO”) and Vice President of Investor Relations engaged with our investors to discuss the Company, its financial performance and other relevant matters and to address any questions or concerns. We also communicate with our stockholders through other avenues, including our SEC filings, news releases, investor conferences and website. In addition, we hold quarterly conference calls, which are attended by our investors and open to the public, to discuss our financial results.

2021 Proxy Statement  |  PRA Group    iii

120 CORPORATE BOULEVARD

NORFOLK, VIRGINIA 23502

Proxy Statement

Annual Meeting of Stockholders

June 10, 2021

Purpose

This Proxy Statement is being made available to stockholders on or about April 28, 2021 in connection with a solicitation by the Board of Directors (“Board”) of PRA Group, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be voted at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements. The Annual Meeting will be held virtually on Thursday, June 10, 2021 at 9:30 a.m. Eastern Time for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Record Date

At the close of business on April 14, 2021, which is the record date for the Annual Meeting (the “Record Date”), there were 45,799,205 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Quorum

In order for business to be conducted at the Annual Meeting, a majority of the issued and outstanding shares of our common stock entitled to vote, represented in person or by proxy, must be present. Abstentions and broker shares that include “broker non-votes” that are present and entitled to vote are counted as present for purposes of determining a quorum. See “Broker Non-Votes” on page 40 of this Proxy Statement for an explanation of what constitutes a broker non-vote.

Vote Required

Each stockholder will have one vote for each share of our common stock held as of the Record Date. Shares of our common stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy.

If you provide specific voting instructions, your shares will be voted as you instruct. If you vote through the internet or by phone and vote as recommended by our Board or if you sign and return your proxy card, but do not provide instructions, your shares will be voted as follows:

•	FOR the election of the 10 directors named in this Proxy Statement for a one-year term (Proposal 1);

•	FOR the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2021 (Proposal 2); and

•	FOR the approval, on a non-binding advisory basis, of the compensation of our NEOs (Proposal 3).

With respect to Proposal 1, each director nominee will be elected by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast and will therefore have no effect on Proposal 1. Proposal 2 and Proposal 3 will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the matter, vote in favor of the applicable proposal. Abstentions will have the effect of a vote “AGAINST” Proposal 2 and Proposal 3. However, broker non-votes will have no effect on either proposal.

Instructions for Attending and Participating in the Virtual Annual Meeting

As a result of the COVID-19 pandemic, the Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. However, stockholders will have the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting.

2021 Proxy Statement | PRA Group 1

The Annual Meeting will begin at 9:30 a.m. Eastern Time on Thursday, June 10, 2021. In order to attend and participate in the Annual Meeting, including voting your shares and submitting questions, you must register at http://viewproxy.com/pragroup/2021/htype.asp by 11:59 p.m. Eastern Time on June 7, 2021. If you are a record holder, you must register using the virtual control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card (if you requested and received a printed copy of the proxy materials). If you hold your shares beneficially through a bank, broker or other nominee, and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares, then you may access, participate in, and vote at the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of Proxy Materials. Otherwise, you must provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares and submit questions during and before the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares or submit questions) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at http://viewproxy.com/pragroup/2021/htype.asp.

On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation. We encourage you to check in by 9:15 a.m. Eastern Time on June 10, 2021, the day of the meeting, so that any technical difficulties may be addressed before the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting live webcast during the meeting time, please email VirtualMeeting@viewproxy.com or call (866) 612-8937.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

2 PRA Group | 2021 Proxy Statement

Corporate Governance

The primary responsibility of our Board is to exercise its business judgment while acting in the best interests of the Company and its stockholders. Our Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the daily operations of the Company. Our Board must fulfill its responsibilities consistent with its fiduciary duties to the Company and its stockholders and in compliance with applicable laws and regulations. To assist our Board with fulfilling its duties, our Board has implemented a leadership structure that supports its oversight responsibilities, created standing and ad hoc committees to formally handle duties that our Board deems significant, and adopted policies and procedures that reflect our Board’s commitment to good corporate governance, including Corporate Governance Guidelines, a Code of Conduct and a policy to approve transactions with related parties.

Board Leadership

Our Board believes that whether to have the same individual occupy the offices of Chairman of the Board and CEO should be decided by the Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the Company and what is in the best interests of the Company and its stockholders.

Currently, the roles of Chairman and CEO are separated, which our Board believes is appropriate. Separation of the roles allows Mr. Stevenson to focus on managing the daily operations of the Company in his role as President and CEO, while Mr. Fredrickson, in his role as Chairman, oversees our Board’s significant functions. Mr. Fredrickson has leveraged his extensive experience in the financial sector and past daily operational management experience to effectively and efficiently guide our Board by focusing its attention on issues of greatest importance to the Company and its stockholders.

Our Corporate Governance Guidelines provide that a Lead Independent Director will be selected by the independent directors whenever the individual selected to serve as Chairman of the Board is also the CEO or otherwise not independent. Lance L. Weaver currently serves as the Lead Independent Director since Mr. Fredrickson is not independent. Mr. Weaver’s duties and responsibilities as the Lead Independent Director include:

•	having the authority to call and presiding at all meetings of the independent directors;

•	consulting with the Chairman and CEO concerning the agenda for Board meetings and approving the agenda for Board meetings;

•	serving as liaison between the independent directors and the Chairman;

•	being available to advise Committee chairs in fulfilling their designated roles and responsibilities with the Board;

•	being available for consultation and direct communication with stockholders where appropriate, upon reasonable request; and

•	leading the annual evaluation of the Chairman and CEO.

Building Our Board

Our Board recognizes that the duties and responsibilities of a director require highly skilled individuals with diverse qualities, backgrounds, attributes and professional experience. Our Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee reviews potential candidates for director vacancies and recommends nominees to our Board for approval. In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee relies on suggestions and recommendations from directors, stockholders, management and others, including from time to time executive search and board advisory firms. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by stockholders and other nominees.

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit a written notice to our Corporate Secretary following the procedures set forth in our Amended and Restated By-Laws (“By-Laws”), as described under “Stockholder Proposals” on page 40 of this Proxy Statement.

Our Board and Nominating and Corporate Governance Committee have determined that there are general requirements for service on the Board that all directors must possess, including the following:

•	high integrity and ethical standards;

•	commitment to representing the long-term interests of stockholders;

2021 Proxy Statement | PRA Group 3

Corporate Governance

•	a proven record of success in the individual’s field;

•	an understanding of, and respect for, good corporate governance practices;

•	a high degree of financial literacy;

•	experience leading complex organizations;

•	the ability to devote the time necessary to properly discharge the duties associated with serving as a director, including attending and participating in Board and Committee meetings;

•	intangible qualities such as willingness to ask difficult questions while continuing to work collegially with other directors and management; and

•	an appreciation for diversity and inclusion.

While our Board does not have a specific diversity and inclusion policy, it does consider self-identified diversity characteristics, including race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

Director Qualifications

In addition to the characteristics each director must possess, our Board and the Nominating and Corporate Governance Committee have identified the following qualifications, experiences, knowledge, skills and abilities that are important to be represented on our Board as a whole, in light of the Company’s current needs and business priorities:

Desired Skills and Experience	Our Board as a whole should:

Financial Industry	understand the complex financial and highly regulated environment in which our business operates in order to evaluate our operating and strategic performance.

Government and Regulatory	have experience in compliance with international, federal and state laws, regulations and agencies because our business is heavily regulated and directly affected by governmental and regulatory actions.

Information Technology and Cybersecurity	have experience with information technology because our business relies on data and information technology and we face threats of business or technology disruptions and/or cyber incidents.

International/Global	have a global perspective and international experience useful in evaluating our operating and strategic performance and growth because our business and strategy are global.

Public Company	have a comprehensive understanding of the complex financial and legal issues facing U.S. public companies because we are a publicly-traded company regulated by the SEC and listed on the NASDAQ Stock Market (“NASDAQ”).

Risk Oversight:	have a comprehensive understanding of the risks facing our business and industry and the policies and procedures that are appropriate for effective risk oversight and mitigation.

Strategic Planning	have experience setting a long-term corporate vision, assessing geographies in which to operate, and evaluating competitive positioning and a comprehensive understanding of transformation planning processes to support the development of, and modifications to, our strategic plan.

Board Committees

Until March 31, 2021, the standing Committees of our Board were the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Compliance Committee. Effective April 1, 2021, our Board replaced the Compliance Committee with a Risk Committee to oversee all significant enterprise risks, including the compliance and regulatory risks historically overseen by the Compliance Committee, but excluding financial risks, which continue to be overseen by the Audit Committee. Each standing Committee operates pursuant to a written charter, which is available on the Investors page of our website at www.pragroup.com. All members of the standing Committees are independent as defined by NASDAQ listing standards and SEC rules. In addition, each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Audit Committee is an “audit committee financial expert” as defined by the Exchange Act. Each standing Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or advisors it deems necessary in the performance of its duties. Additional information concerning the standing Committees is included in the chart below.

4 PRA Group | 2021 Proxy Statement

Corporate Governance

Audit

Members: Marjorie M. Connelly, Chair Vikram A. Atal Brett L. Paschke Scott M. Tabakin

Primary Roles and Responsibilities:

●  monitors and reviews the integrity of the Company’s financial reports and monitors and provides oversight of the Company’s systems of internal controls regarding accounting and financial reporting;

●  engages and monitors the independence and performance of the Company’s independent registered public accounting firm;

●  monitors the independence and performance of the Company’s internal auditors; and

●  provides an avenue of communication between the independent auditors, management, the internal audit department and our Board.

Number of meetings held in 2020: 11

Compensation

Members: John H. Fain, Chair Danielle M. Brown James A. Nussle Scott M. Tabakin

Primary Roles and Responsibilities:

●  develops and oversees the implementation of the Company’s compensation philosophy with respect to its directors, CEO, other NEOs and other executive officers;

●  determines compensation for the Company’s executive officers;

●  oversees the design of the Company’s compensation program, consistent with the Company’s compensation philosophy, internal equity considerations and market practice;

●  considers compliance with applicable laws and regulations that have an impact on Company’s business when making compensation decisions to encourage the highest standards of integrity and ethical conduct; and

●  reviews compensation programs and policies for features that may encourage excessive risk taking and determine the extent to which there may be a connection between compensation and risk.

Number of meetings held in 2020: 6

Compliance (until March 31, 2021)

Members: Vikram A. Atal, Chair Danielle M. Brown Penelope W. Kyle Brett L. Paschke

Primary Roles and Responsibilities:

●  oversees the Company’s implementation of compliance programs, policies and procedures that are designed to be responsive to the various compliance and regulatory risks facing the Company; and

●  fulfills the oversight responsibility for the Company’s compliance and ethics programs, policies and procedures.

Number of meetings held in 2020: 3

Nominating and Corporate Governance

Members: James A. Nussle, Chair John H. Fain Penelope W. Kyle Lance L. Weaver

Primary Roles and Responsibilities:

●  develops and recommends to the Board a set of effective corporate governance policies and procedures applicable to the Company;

●  identifies individuals qualified to become Board members and recommends that our Board select a group of director nominees for each annual meeting of the Company’s stockholders;

●  oversees annual evaluation of our Board;

●  reviews periodically the Company’s Related Party Transaction Policy, makes recommendations to our Board concerning changes and approves transactions; and

●  considers candidates recommended by stockholders in accordance with our By-Laws and Certificate of Incorporation using the same criteria in evaluating candidates nominated by a stockholder as it does for candidates recommended by our Board or management.

Number of meetings held in 2020: 8

Risk (since April 1, 2021)

Members: Vikram A. Atal, Chair Danielle M. Brown Marjorie M. Connelly John H. Fain Penelope W. Kyle

Primary Roles and Responsibilities:

●  oversees the Company’s enterprise risk management program, including its governance structure, risk management framework and policies and procedures;

●  reviews and approves our business continuity management program; and

●  review material reports or inquiries from government or regulatory agencies related to any significant enterprise risks.

Number of meetings held in 2020: N/A

2021 Proxy Statement | PRA Group 5

Corporate Governance

Board’s Role in Risk Oversight

Our Board recognizes that the Company faces a broad range of risks, including financial, regulatory, operational, political, reputational, governance, legal and cyber, that may affect the Company’s ability to execute corporate strategies and fulfill business objectives. Our Board has delegated to its Risk Committee responsibility for overseeing the Company’s risk profile and management’s processes for assessing and managing risk, while management is responsible for daily risk management. Our Chief Risk and Compliance Officer attends all meetings of the Risk Committee and meets in executive session with the Risk Committee at each meeting.

Our Board has also assigned to its remaining Committees responsibility for reviewing, evaluating and making recommendations concerning important risk categories that fall within their scope of responsibility, including the following:

•

The Audit Committee receives quarterly updates from our CFO and KPMG on financial risks, compliance with reporting requirements, and internal controls; quarterly reports from the Senior Vice President, Corporate Audit Services, who oversees the Company’s internal audit department, on the results of internal audit activities; all reports related to complaints and allegations of fraud or illegal acts regarding accounting, internal accounting controls, or auditing matters and all submissions by employees, including those submitted confidentially and/or anonymously, regarding questionable accounting or auditing matters.

•

The Compensation Committee designs the Company’s compensation programs and incentives to discourage excessive risk-taking. The Compensation Committee, with assistance from Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee’s independent compensation consultant, has reviewed the Company’s compensation policies and practices for all employees, including our NEOs, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company.

Management’s role in assisting our Board with its risk oversight responsibility is critical. In order to support our Board’s risk oversight role, the Company also has a Risk Assessment and Action Committee (“RAAC”), which reviews, evaluates and reports on the processes used to identify, assess and manage risk throughout the Company. The RAAC is comprised of the Company’s executive officers and is chaired by our Chief Risk and Compliance Officer, who reports to the Risk Committee at each of its meetings.

Members of senior management routinely attend Board meetings and report on their activities, including significant risks. These reports include risk considerations and discussions concerning actions and strategies for monitoring, managing and mitigating any risks identified. In addition, the Company’s Compliance Department, which reports to our Chief Risk and Compliance Officer, documents known compliance risks, assesses the sufficiency of risk identification, and recommends risk management and mitigation strategies.

Director Independence

Our Board has established guidelines, which conform to the independence requirements included in the NASDAQ listing standards and SEC rules and regulations, to assist it in determining director independence. Based on these guidelines, our Board has determined that Messrs. Atal, Fain, Nussle, Paschke, Tabakin and Weaver and Mses. Brown, Connelly and Kyle are independent according to NASDAQ listing standards and SEC rules.

Director Attendance

During 2020, our Board held 6 meetings. Each director attended at least 75% of the aggregate number of meetings of our Board and the Committees on which the director served during 2020. Directors are encouraged to attend our Annual Meeting of Stockholders and all then serving directors attended the 2020 Annual Meeting.

Communications with the Board

Stockholders may communicate with members of our Board by transmitting their correspondence by mail or email. All such communications should be sent to the attention of our Corporate Secretary as specified below:

Corporate Secretary

PRA Group, Inc.

120 Corporate Boulevard

Norfolk, Virginia 23502

corporatesecretary@pragroup.com

Communications that are addressed to one or more directors will be collected and organized by our Corporate Secretary and forwarded to our Chairman, or if addressed to a specific independent director, to that director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If

6 PRA Group | 2021 Proxy Statement

Corporate Governance

multiple communications are received on a similar topic, our Corporate Secretary may forward only representative correspondence or summaries. Our Corporate Secretary will determine whether any communication addressed to our entire Board as a whole should be properly addressed by our entire Board or by a Committee. If a response to the communication is warranted, the content and method of the response will be coordinated with our Corporate Secretary. Stockholders may use the Company’s toll-free ethics hotline to communicate concerns to our Board in a confidential or anonymous manner by dialing 1-855-874-2659. All stockholder communications to the Company’s confidential ethics hotline are referred to our Lead Independent Director.

Director Compensation

Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors. Non-employee director compensation for 2020 included annual cash retainers for our Board members and Chair, Committee members and Chairs, and our Lead Independent Director. On the date of the 2020 Annual Meeting, each non-employee director also received an equity award valued at approximately $135,000 that consisted of restricted stock units (“RSUs”) that vest on the anniversary of the grant date. The vesting schedule for the RSUs and the director stock ownership guidelines described below are intended to align our non-employee directors’ economic interests with those of our stockholders.

Cash retainers for our Board for 2020 were as follows:

Annual Cash Retainers	2020
Chairman	$125,000
Lead Director	$30,000
Audit Committee Chair	$30,000
Compensation Committee Chair	$25,000
Nominating and Corporate Governance Committee and Compliance Committee Chair	$15,000
Board Member	$70,000
Audit Committee Member	$15,000
Compensation Committee Member	$12,500
Nominating and Corporate Governance Committee and Compliance Committee Members	$7,500

Our non-employee directors received the following compensation for service during 2020:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Vikram A. Atal	$ 98,125	$134,992	$233,117
Danielle M. Brown	$ 90,625	$134,992	$225,617
Marjorie M. Connelly	$ 109,375	$134,992	$244,367
John H. Fain	$ 100,000	$134,992	$234,992
Steven D. Fredrickson	$ 146,250	$134,992	$281,242
Penelope W. Kyle	$ 83,750	$134,992	$218,742
James A. Nussle	$ 95,625	$134,992	$230,617
Geir L. Olsen	$ 44,375	$134,992(3)	$44,375
Brett L. Paschke(2)	$ 46,250	$127,989	$174,239
Scott M. Tabakin	$ 95,000	$134,992	$229,992
Lance L. Weaver	$ 109,375	$134,992	$244,367

(1)   Amounts represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of unvested shares granted by the closing price of our common stock on the grant dates which was $36.22 on June 11, 2020 and $44.94 on August 15, 2020 for Mr. Paschke. The actual amount of compensation realized by a director will depend upon the market price of our common stock on the vesting date.

(2)   Mr. Paschke was elected to our Board effective July 1, 2020 and received a prorated equity award.

(3)   Mr. Olsen resigned as a director on June 14, 2020 resulting in the forfeiture of these RSUs.

In addition to the compensation described above, each non-employee director is reimbursed for travel expenses incurred for attending Board meetings and reasonable expenses associated with participating in continuing education programs. The Company offers no retirement benefits or perquisites to directors. The Company maintains policies of directors’ and officers’ liability insurance covering all directors.

2021 Proxy Statement | PRA Group 7

Corporate Governance

Mr. Fredrickson served as Executive Chairman of the Board until March 31, 2020 and did not receive compensation for his service as a director during that time. Mr. Fredrickson’s compensation was governed instead by the terms of the Second Amended Executive Chairman Agreement dated November 27, 2019, which terminated March 31, 2020 (the “Executive Chairman Agreement”). Under the terms of the Executive Chairman Agreement, Mr. Fredrickson received a salary of $150,000 and a bonus of $162,500 under the Company’s 2020 Annual Bonus Plan. Effective April 1, 2020, Mr. Fredrickson retired from the Company as an employee and began receiving compensation consistent with the compensation paid to other non-employee directors.

Director Stock Ownership Guidelines

Recognizing that each director should have a substantial personal investment in the Company, our Board has adopted stock ownership guidelines that apply to each non-employee director, which requires beneficial ownership by each non-employee director of shares of our common stock valued at not less than five times the director’s annual cash retainer for serving on our Board. Directors are expected to acquire and maintain this share ownership threshold within five years after joining our Board. As of March 31, 2021, all non-employee directors who have served on our Board for at least five years have met the stock ownership requirement.

Code of Conduct

Our Board has adopted a Code of Conduct, which applies to our directors and all employees of the Company, including our CEO and our CFO, who is also our principal accounting officer. Our Code of Conduct, which can be found on the Investors page of our website at www.pragroup.com, governs the work behavior and business relationships of the Company’s directors, officers, employees and independent third parties acting on behalf of the Company and sets forth the Company’s policies regarding ethics and standards of business conduct, including conflicts of interest and insider trading. We will disclose amendments to our Code of Conduct, as well as any waivers of the Code, on our website as permitted by SEC rules. During 2020, there were no waivers of our Code of Conduct for any director or executive officer.

Policy for Approval of Related Party Transactions

Our Board has adopted a written policy (“Related Party Transaction Policy”) for review, approval and disclosure of transactions between the Company and directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock and immediate family members of any of the foregoing (each, a “related party”). Under our Related Party Transaction Policy, the Nominating and Corporate Governance Committee must approve or ratify all related party transactions involving amounts greater than $120,000 in a calendar year and in which a related party has a direct or indirect material interest. Under our Related Party Transaction Policy, certain transactions with related parties are deemed pre-approved, such as transactions in which the related party’s interest arises solely from the person’s service as a director of another entity that is a party to the transaction, certain charitable contributions and transactions determined by competitive bids. In assessing a related party transaction, the Nominating and Corporate Governance Committee considers several factors including the commercial reasonableness of the terms of the transaction, the materiality of the transaction to the Company and the impact of the transaction on the related party’s independence.

Pledging

The Company’s Anti-Pledging Policy prohibits its directors, officers and employees from pledging, alienating, attaching or otherwise encumbering the Company’s stock and any purported pledge, alienation, attachment or encumbrance thereof is void and unenforceable against the Company or any affiliate of the Company.

Hedging

The Company’s Anti-Hedging Policy prohibits its directors, officers and employees from speculating or hedging their interests in equity securities of the Company. Accordingly, directors, officers and employees may not “play the market” in equity securities of the Company by engaging in speculative transactions such as any direct or indirect hedging transaction that could reduce or limit the individual’s economic risk with respect to his or her holdings, ownership or interest in the common stock or other securities of the Company, including outstanding RSU and performance stock unit (“PSU”) awards, the value of which are derived from, make reference to or are based on the value or market price of common stock or other securities of the Company. Prohibited transactions include same day purchase and sales, prepaid variable forward contracts, equity swaps, short sales, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the equity securities of the Company.

8 PRA Group | 2021 Proxy Statement

Proposal 1: Election of Directors

Our Board currently consists of 11 directors. Directors are elected at each annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified. Each nominee for director was nominated by our Board upon the recommendation of the Nominating and Corporate Governance Committee, and was elected previously by our stockholders (with the exception of Brett L. Paschke). On February 18, 2021, Penelope W. Kyle notified the Company that she will not stand for re-election at the Annual Meeting. Ms. Kyle’s decision to not stand for re-election was not due to any disagreement with the Company, and she will continue to serve as a director until the expiration of her term at the Annual Meeting. If all nominees for director are elected, our Board will decrease the current size of our Board to 10 directors.

Nominees for director who receive the affirmative votes of a majority of the shares represented and voting in person or by proxy at the Annual Meeting will be elected. Any nominee for director who does not receive the affirmative vote of a majority of the votes cast must offer promptly in writing to submit the director’s resignation to our Board. The Nominating and Corporate Governance Committee will then consider the offer and will recommend to our full Board what action should be taken. Our Board will consider all factors it deems relevant to the best interests of the Company and our stockholders and determine whether to accept the director’s resignation within a reasonable period of time after certification of the election results.

Each nominee has consented to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by our Board or our Board may reduce the number of directors. If our Board nominates a substitute, the shares represented by all valid proxies will be voted for that nominee.

We did not receive any nominations or recommendations for director from stockholders for consideration at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

2021 Proxy Statement | PRA Group 9

Director Nominees

Mr. Atal has served as President of Atal Advisers, LLC since February 2013, when he formed the business and strategy consulting firm. Since August 2016, he has also served as Senior Advisor to McKinsey and Company, Inc., covering the banking, payments, consumer lending and analytics domains. Prior to forming Atal Advisers, Mr. Atal served in executive roles with increasing responsibility with Citigroup, Inc. (“Citigroup”) (NYSE) for 27 years, including as Executive Vice President for Citigroup’s global consumer bank from 2008 to 2013, where he had responsibility for shaping the consumer bank as an information-centric enterprise, leveraging analytics and data to drive growth, and overseeing loss mitigation efforts against Citigroup’s high-risk consumer portfolio through the financial crisis; Chairman and CEO for Citi Cards’ branded and retail partner cards franchise in North America; leadership of partnership programs for Citi Cards, serving as CFO of Citi’s U.S. cards franchise and overseeing SEC, regulatory and business financial reporting for Citicorp. In October 2017, Mr. Atal became a member of the board of directors of Goldman Sachs Bank USA.

Director Qualifications:

Mr. Atal’s experience as a senior executive in the financial services industry along with his significant international experience working for complex, publicly traded organizations qualify him to serve on our Board.

Ms. Brown is a certified Lean Six Sigma Black Belt with over 20 years of experience in global technology services. Since November 2020, Ms. Brown has served as Chief Information Officer (“CIO”) for Whirlpool Corporation (NYSE). Before joining Whirlpool, she served as the CIO for Brunswick Corporation (NYSE), a global manufacturer and marketer of recreation products. Prior to her role at Brunswick, Ms. Brown served for 16 years in roles of increasing responsibility with DuPont Corporation (NYSE), including CIO for Global Business and head of global transformation and productivity. During her time at DuPont, Ms. Brown was also head of global data, business insight and analytics and global information technology strategy, planning, organization development and compliance.

Director Qualifications:

Ms. Brown’s experiences, including her tenure as CIO of three large, publicly traded and global companies, provide her with a comprehensive understanding of the complex issues facing public companies and qualify her to serve on our Board.

10 PRA Group | 2021 Proxy Statement

Director Nominees

Ms. Connelly was elected to our Board on January 1, 2018 and previously served on our Board from 2013 to 2014. She has almost 30 years of experience in financial services. From November 2014 to December 2017, Ms. Connelly was the Chief Operating Officer of Convergys Corporation (now Concentrix Corporation, NASDAQ), a publicly traded, global leader in customer management. From 2012 to 2013, she was the Interim President of Longwood University. From 2009 to 2011, Ms. Connelly was the Global Chief Operating Officer at Barclaycard where she was responsible for the operations and technology support of the consumer and commercial credit card, merchant acquiring and point of sale finance businesses. From 2006 to 2008, Ms. Connelly was the Chief Operating Officer of Wachovia Securities, and prior to that, she spent 12 years at Capital One Financial Corporation (NYSE) in roles of increasing responsibility, including Executive Vice President, Head of Infrastructure for U.S. credit card operations and interim Chief Information Officer.	Director Qualifications: Ms. Connelly’s extensive experience in the financial services industry with publicly traded, global companies qualifies her to serve on our Board.

Mr. Fain has decades of business management experience, including service as the President and CEO and a director of Metro Information Services, Inc., an information technology consulting services firm that Mr. Fain cofounded that went public in 1997 and subsequently merged with Keane, Inc. in 2001. Mr. Fain retired from Keane in 2002.

Director Qualifications:

Mr. Fain’s insight concerning the use of information technology strategies in large companies, his operational and financial expertise and his experience as a CEO and director of a public company qualify him to serve on our Board.

Mr. Fredrickson has served as Chairman of the Board since April 1, 2020 when he retired from the Company. From June 2017 until March 31, 2020, he served as the Company’s Executive Chairman. Mr. Fredrickson was Chairman and CEO from 2002 until June 2017 and also served as the Company’s President from 1996 to August 2015. Prior to co-founding the Company in 1996 with Mr. Stevenson, Mr. Fredrickson held various leadership roles with Household Recovery Services (“HRSC”) Portfolio Services and Household Commercial Financial Services (“Household Bank”) and specialized in corporate and real estate workouts at Continental Bank of Chicago.

Director Qualifications:

Mr. Fredrickson’s leadership of the Company, in his current and previous roles as Chairman, Executive Chairman, President and CEO, and his extensive industry knowledge qualify him to serve on our Board.

2021 Proxy Statement | PRA Group 11

Director Nominees

Mr. Nussle has served as President and CEO of the Credit Union National Association since September 2014. He has also served on the board of trustees of Thrivent Financial Mutual Funds since 2011. Prior to his private sector career, Mr. Nussle served extensively in government at both the local and federal levels. He served eight terms as a U.S. Representative from Iowa between 1991 and 2007 and was selected by President George W. Bush in 2007 to serve as the Director of the Office of Management and Budget. Mr. Nussle’s career also includes four years as an elected prosecuting attorney in Iowa and the private practice of law in Iowa.	Director Qualifications: In addition to his industry experience, Mr. Nussle’s legal background and significant experience interacting with regulators qualify him to serve on our Board.

Mr. Paschke has been a partner of William Blair & Company (“William Blair”), a leading global investment banking firm focused on serving high quality growth companies, since 2002. He became a Managing Director of William Blair in 2002. He is also Chairman of the firm’s Equity and Debt Commitment Committees, which determine which transactions the firm underwrites. He led the Equity Capital Markets Group at William Blair from 2009 to 2020. Mr. Paschke joined William Blair in 1997 and prior to his current roles he was Group Head for Business and Financial Services Investment Banking.

Director Qualifications:

Mr. Paschke’s executive leadership roles and extensive experience working with public companies and particularly his role as a leader of William Blair’s Equity Capital Markets and Public Company Investment Banking, provide him with the requisite management experience and business expertise to serve on our Board.

Mr. Stevenson has served as the Company’s President and CEO since June 1, 2017. From August 2015 to June 1, 2017, he served as the Company’s President and Chief Administrative Officer having previously served as the Company’s Executive Vice President, Chief Financial and Administrative Officer, Treasurer and Assistant Secretary from 2002 to August 2015. Prior to co-founding the Company with Mr. Fredrickson in 1996, Mr. Stevenson held various positions with HRSC, including Controller, and Household Bank, where he served as the controller of a regional processing center and also managed the collections, technology, research and ATM departments. While at Household Bank, he participated in numerous bank and branch acquisitions as well as divestitures. Mr. Stevenson is a certified public accountant (inactive).	Director Qualifications: Mr. Stevenson’s deep Company and industry knowledge and strong financial acumen qualify him to serve on our Board.

12 PRA Group | 2021 Proxy Statement

Director Nominees

Mr. Tabakin is an executive-level consultant, advising boards and management teams on strategy, capital raising, capital structures and exit strategies. He was a certified public accountant and has more than 35 years of public company and healthcare industry experience, which includes service as Executive Vice President and CFO of Value Options, Inc. (acquired by Anthem, Inc., NYSE); Executive Vice President and CFO of Bravo Health, Inc. (acquired by Cigna Corporation, NYSE); Executive Vice President and CFO of AMERIGROUP Corporation (NYSE, acquired by Anthem, Inc.); Executive Vice President and CFO of Beverly Enterprises, Inc. (NYSE, now known as Golden Gate National Senior Care, LLC); and as an executive with Ernst & Young LLP.

Director Qualifications:

Mr. Tabakin’s experiences, including his tenure as the CFO of two large publicly traded companies, provide him with a comprehensive understanding of the complex financial and legal issues facing public companies and qualify him to serve on our Board.

Mr. Weaver serves as the Lead Independent Director and is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies including Visa Inc. (NYSE), Citigroup (NYSE), Total System Services, Inc. and Apollo Global Management, Inc., and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 to 2015. Before holding these positions, Mr. Weaver’s experience includes serving as President of EMEA Card Services for Bank of America Corporation (NYSE); service on the senior management team of MBNA Corporation for 15 years, and executive leadership roles with Citigroup (NYSE), Wells Fargo & Company (NYSE) and Maryland National Bank. From 2017 to 2020, Mr. Weaver served on the board of directors of Internap Corporation, a leading provider of high-performance data center services including high-density colocation and value-added services such as managed hosting, cloud and network connectivity. During this time, he served on Internap’s compensation committee.

Director Qualifications:

Mr. Weaver’s international experiences in the financial services industry along with his experience working for complex, highly regulated, publicly traded organizations qualify him to serve on our Board.

2021 Proxy Statement | PRA Group 13

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the engagement, compensation and oversight of the Company’s independent registered public accounting firm. As ratified by stockholders at the 2020 Annual Meeting, the Audit Committee appointed KPMG to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2020. KPMG has served as the Company’s independent registered public accounting firm since 2007.

In evaluating the performance and considering the engagement of KPMG, including whether to rotate firms, the Audit Committee considers various factors, including KPMG’s capability and expertise in handling the scope and complexity of our audit, information related to audit effectiveness, the professionalism of KPMG’s team, the current level and quality of service, fees, and the potential impact of changing firms. The Audit Committee is directly involved in the selection of the lead engagement partner in conjunction with the periodic mandated rotation of the lead partner. Based on these factors, the Audit Committee determined that the continued engagement of KPMG as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a result, the Audit Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Although not required to do so, our Board is submitting the appointment of KPMG for ratification by the Company’s stockholders as a matter of good corporate governance practice. The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 2. However, if our stockholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to select a different independent registered public accounting firm. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

Fees Paid to KPMG

The following table sets forth the fees billed or expected to be billed by KPMG for audit and other services for the years ended December 31, 2019 and 2020.

Fee Category	2019	2020

Audit Fees(1)	$4,571,811	$5,295,746

Audit-Related Fees(2)	$251,855	$95,038

Tax Fees(3)	$0	$125,750

All Other Fees(4)	$342,699	$47,266

Total	$5,166,365	$5,563,800

(1)  Audit Fees relate primarily to professional services rendered for the audits of the Company’s annual consolidated financial statements and effectiveness of the Company’s internal control over financial reporting and reviews of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q as well as statutory audit fees related to our wholly-owned foreign subsidiaries.

(2)  Audit-Related Fees relate primarily to accounting consultations and services required for compliance certificates in Europe.

(3)  Tax Fees relate primarily to permitted tax-related advisory services.

(4)  All Other Fees relate to professional services rendered for permitted advisory services.

14 PRA Group | 2021 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures that require the pre-approval of audit, audit-related and permissible non-audit services provided by KPMG. In the event that the Audit Committee Chair provides such pre-approval, the Audit Committee Chair will report any pre-approval decisions to the Audit Committee at its next meeting. During 2020, all audit, audit-related and permissible non-audit services provided by KPMG were approved by the Audit Committee or Audit Committee Chair. The Audit Committee has considered the provision of these services by KPMG and has determined that the services are compatible with KPMG maintaining its independence.

Responsibilities

The Audit Committee’s written charter, adopted by our Board, outlines the Committee’s organization, meeting protocol, and responsibilities. The Committee reviews the charter annually and recommends amendments as necessary to our Board for its approval. In carrying out its responsibilities, the Audit Committee meets regularly, together with management, the internal auditor and KPMG. During these meetings, the Committee reviews and discusses draft financial statements and earnings releases, significant accounting and financial reporting matters, and the results of internal and external audit work. The Committee also meets in periodic executive sessions with KPMG to discuss the overall quality of the Company’s financial reporting and any other matters as appropriate. Additionally, the Audit Committee meets in periodic executive sessions with each of the CFO and the head of our internal audit department.

The Audit Committee relies on the knowledge and expertise of management and KPMG in carrying out its oversight responsibilities. Management is responsible for preparing the Company’s consolidated financial statements, maintaining adequate internal control over financial reporting, and assessing the effectiveness of the Company’s internal control over financial reporting. KPMG is responsible for conducting independent audits of the Company’s consolidated financial statements and internal control over financial reporting, and for expressing opinions on the conformity of the financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these activities, including discussing with KPMG the scope of, plans for, and results of the annual audit. The Audit Committee is also responsible for oversight of the internal audit function, including its charter, audit plan, budget, performance and activities.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and KPMG the Company’s 2020 audited financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with KPMG the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit Committee

Marjorie M. Connelly, Chair

Vikram A. Atal

Danielle M. Brown

Brett L. Paschke

Scott M. Tabakin

2021 Proxy Statement | PRA Group 15

Executive Officers

Name and Position	Age as of March 31, 2021	Background and Experience

Kevin P. Stevenson President and Chief Executive Officer	57	See the biographical information for Mr. Stevenson under “Director Nominees” on page 12 of this Proxy Statement.

Peter M. Graham Executive Vice President and Chief Financial Officer	55

Mr. Graham has served as the Company’s Executive Vice President and CFO since August 2016. From 2002 until August 2016, Mr. Graham held various positions of increasing responsibility with GE Capital, including CFO for GE Commercial Distribution Finance from 2014 to 2015 and CFO for GE Capital Markets from 2010 to 2014. From 1992 until 2002, Mr. Graham was an audit executive with KPMG LLP.

Christopher B. Graves Executive Vice President, Global Investments and Analytics Officer	52

Mr. Graves has served as Executive Vice President, Global Investments and Analytics Officer since February 1, 2020. He joined the Company in 2006 as Vice President of Portfolio Acquisitions and served in that position until 2009 when he became Senior Vice President of Core Acquisitions. In August 2015, Mr. Graves became Executive Vice President, Americas Core, a position he held until March 2018 when he became Executive Vice President, Americas.

Christopher D. Lagow Executive Vice President, General Counsel	47

Mr. Lagow has served as Executive Vice President, General Counsel since February 1, 2020. He joined the Company in 2006 as Litigation and Bankruptcy Counsel and served in that role until he became Deputy General Counsel in January 2014, a position he held until January 2016. Mr. Lagow was promoted to the position of Senior Vice President and General Counsel in January 2016 and served in that capacity until February 1, 2020.

Steven C. Roberts Executive Vice President, Global Operations Officer	59

Mr. Roberts has served as Executive Vice President, Global Operations Officer since February 1, 2020. He joined the Company as President, Business and Government Services in November 2012 and served in that position until November 2015 when he became Chief Strategy and Business Development Officer. He was promoted to Executive Vice President, Europe and Corporate Development in June 2018 and served in that capacity until February 1, 2020.

Martin Sjölund President, PRA Group Europe	48

Mr. Sjölund has served as President of PRA Group Europe since June 2018. Mr. Sjölund served as Director - Group Strategy and Corporate Development (Europe) of Aktiv Kapital from 2011 until 2014 when Aktiv Kapital was acquired by the Company. He held the same position with the Company until November 2015 when he was appointed Chief Operating Officer – Europe, a position he held until June 2018.

Laura B. White Executive Vice President, Chief Risk and Compliance Officer	50

Ms. White has served as Executive Vice President, Chief Risk and Compliance Officer since February 1, 2020. She joined the Company as Chief Compliance Officer in April 2014 and served in that role until February 1, 2020. Prior to joining the Company, Ms. White served as the Chief Risk and Compliance Officer, Americas Zone for Allianz Global Assistance from 2010 to 2014.

16 PRA Group | 2021 Proxy Statement

Proposal 3: Approval of NEO Compensation

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the following pages of this Proxy Statement, including the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion. A vote in favor of this Proposal 3 will not approve any specific item of compensation, but will instead reflect your support for the overall compensation of our NEOs.

The objectives of our executive compensation program include attracting, retaining and motivating highly skilled executives who will drive the attainment of our short- and long-term financial and strategic objectives, including creating value for our stockholders. We seek to closely align the interests of our NEOs with the interests of our stockholders while rewarding performance appropriately and discouraging unnecessary or excessive risk-taking. We encourage stockholders to carefully review the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion beginning on page 30 for a more detailed description of our executive compensation program and decisions, including our pay-for-performance philosophy and alignment.

At our 2020 Annual Meeting, over 95% of the shares voted were cast in support of the compensation of our NEOs. Considering the favorable results of this vote, the Compensation Committee did not make substantial changes to our 2020 executive compensation program for our NEOs. We recommend that stockholders again approve and support the decisions pertaining to the compensation of our NEOs and our executive compensation program.

Although the vote on Proposal 3 is not binding on the Company, our Board or the Compensation Committee, the vote will provide valuable information regarding stockholder sentiment about the Company’s executive compensation philosophy, policies and practices. We value the opinions of our stockholders and will consider any concerns raised, as reflected by any significant negative vote on this Proposal 3, when making future executive compensation decisions.

We currently intend to hold the next non-binding advisory vote to approve the compensation of our NEOs at our 2022 Annual Meeting unless our Board modifies its policy of holding this vote on an annual basis.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

2020 Compensation Committee

John H. Fain, Chair

Marjorie M. Connelly

James A. Nussle

Scott M. Tabakin

Lance L. Weaver

2021 Proxy Statement | PRA Group 17

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide you with a description of our executive compensation program, with a focus on the Compensation Committee’s decisions with respect to the following NEOs:

Kevin P. Stevenson

President and CEO

Peter M. Graham

Executive Vice President and CFO

Steven C. Roberts

Executive Vice President, Global Operations Officer

Christopher B. Graves

Executive Vice President, Global Investments & Analytics Officer

Martin Sjölund

President, PRA Group Europe

Philosophy and Objectives of Our Executive Compensation Program

We believe that the compensation realized by executives should generally reflect the individual skills and contributions of the executive, the Company’s overall performance against its strategic and operating plans and the impact of the Company’s performance on shareholder value.

The objectives of our executive compensation program include:

•	attracting, retaining and motivating highly skilled executives;

•	being competitive with our executive compensation peer companies identified under “Use of Competitive Data” below (“Compensation Peer Group”);

•	creating commonality of interest between our executives and stockholders;

•	driving the attainment of the Company’s short- and long-term financial and strategic objectives;

•	being performance-based, with variable pay constituting a significant portion of total compensation;

•	providing differentiated pay based on an executive’s contributions to Company performance;

•	maximizing the financial efficiency of the overall executive compensation program from tax, accounting and cash flow perspectives;

•	considering corporate governance best practices and the results of the Company’s annual say-on-pay proposal submitted to our stockholders;

•	paying competitively based on external market standards and internal parity, while considering emerging trends in executive compensation;

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Compensation Discussion and Analysis

•	promoting internal pay equity;

•	fostering a highly engaged, high performance culture that values equity, diversity and inclusion;

•	strengthening the Company’s culture of compliance; and

•	focusing on strong governance, applicable regulatory requirements and risk management practices.

Key Features of Our Executive Compensation Program

We have adopted policies and practices to support our executive compensation philosophy and the objectives of our executive compensation program, including:

What We Do	What We Don’t Do

✓ Over 70% of NEO total compensation is performance-based.

✓ We target total direct compensation at the median, which we define as the 50th percentile of our Compensation Peer Group.

✓ We enhance executive officer retention by providing a portion of our long-term equity program in time-based awards with multi-year vesting schedules.

✓ The Compensation Committee, which is comprised solely of independent directors, engages an independent compensation consultant to advise it on executive compensation matters.

✓ We maintain strong restrictive covenants in our employment agreements for our NEOs and obtain enhanced restrictive covenants in connection with our equity grants.

✓ We have stock ownership guidelines of five times salary for our CEO, three times salary for our CFO and other executives designated as NEOs and one times salary for all other executive officers.

✓ Our equity award agreements and annual bonus plans provide that the Compensation Committee may cancel or clawback all or any portion of awards or the gain realized on the award and any benefits derived from that award in the event of negative financial restatements.

× We do not design our compensation programs to encourage our employees, including our NEOs, to take unnecessary or excessive risks.

× We do not base incentive compensation on a single performance metric.

× We do not have guaranteed minimum payouts.

× We do not provide automatic salary increases for our executives.

× We do not provide our NEOs with excise tax gross-ups.

× We do not accelerate the vesting of equity awards on a change in control of the Company or upon a termination of employment unless such termination occurs within six months before or 24 months following such change in control or in the event of the NEO’s death.

× We generally do not provide our executive officers with perquisites or other personal benefits.

× We do not offer nonqualified deferred-compensation plans or arrangements to our executive officers.

× We do not allow hedging or pledging of Company securities.

Our Decision-Making Process

Role of the Compensation Committee

Our Board has delegated oversight of our executive compensation program to its Compensation Committee. Among its duties, the Compensation Committee is responsible for approving all compensation for our executive officers, including our NEOs. Although the Compensation Committee considers our CEO’s recommendations (with respect to executive officers other than himself), the Compensation Committee evaluates independently our CEO’s recommendations and makes all final compensation decisions within the parameters of our compensation philosophy. This process includes the following:

•	evaluating the competitiveness of each NEO’s total compensation, including salary, annual bonus and long-term equity incentives;

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Compensation Discussion and Analysis

•	reviewing and approving corporate and individual performance goals and objectives for the Company’s incentive compensation plans;

•	evaluating individual performance considering these goals and objectives;

•	considering any adverse compliance issues when making pay decisions;

•	approving changes to each NEO’s total compensation; and

•	overseeing employment agreements, including the renewal process.

The Compensation Committee is supported in its work by FW Cook, its independent executive compensation consultant, our CEO (where appropriate) and other members of management.

Role of the Compensation Consultant

FW Cook is the independent executive compensation consultant for, and reports directly to, the Compensation Committee. The Compensation Committee may replace FW Cook or hire additional consultants at any time and retains sole authority to hire its independent executive compensation consultant, approve such consultant’s compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement.

A representative of FW Cook attends Compensation Committee meetings and communicates with the Compensation Committee Chair between meetings, as requested. FW Cook provides various executive compensation services to the Compensation Committee, including advising the Compensation Committee on the principal aspects of our executive compensation program, updating the Compensation Committee on evolving executive compensation practices and trends and providing market information and analysis regarding the competitiveness of our executive compensation program and award values in relation to performance.

During 2020, FW Cook performed the following key services for the Compensation Committee:

•

analyzed each NEO’s compensation compared to our Compensation Peer Group and other survey data, including target and actual pay levels for each component of our total direct compensation (salary, annual bonus award and annual equity grant) and in the aggregate and the mix of our direct compensation components (fixed versus variable, short-term versus long-term and cash versus equity-based pay);

•	reviewed and provided recommendations to the Compensation Committee on our Compensation Peer Group;

•	provided a competitive evaluation of the Company’s long-term incentive plans, including their aggregate cost, the rate at which equity is awarded and their dilutive impact;

•	reviewed and provided advice on the CD&A and related compensation disclosures in this Proxy Statement;

•	reviewed and provided input on materials for Compensation Committee meetings;

•	reviewed and provided advice on executive compensation philosophy, strategy, practices and policies;

•	reviewed the severance arrangements for our CEO and other NEOs compared to our Compensation Peer Group and general market practice;

•	provided advice on recent trends and developments in executive compensation; and

•	provided a review of the Company’s non-employee director compensation program compared to our Compensation Peer Group.

FW Cook provided no other services to the Company or the Compensation Committee during 2020. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and NASDAQ listing standards and has determined that no known conflict of interest exists that prevents FW Cook from serving as an independent compensation consultant to the Compensation Committee.

Role of Management

At the Compensation Committee’s request, our CEO and other members of management attend portions of the Compensation Committee’s meetings to discuss the Company’s performance and compensation-related matters. While the CEO does not participate in any deliberations relating to his own compensation, he shares his assessment of the performance of our other executive officers with the Compensation Committee. Based on his assessment of the performance of our executive officers and the Company’s overall performance, our CEO makes recommendations to the Compensation Committee on certain compensation decisions. The Compensation Committee considers our CEO’s recommendations, as well as data and analyses provided by FW Cook (and to a lesser extent, the other members of management), but retains full discretion to approve, or recommend for the independent members of our Board to approve, all executive compensation.

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Compensation Discussion and Analysis

Use of Competitive Data

To maintain the competitiveness of our executive compensation program, the Compensation Committee bases executive compensation levels on benchmarking and information regarding pay practices at comparable companies. Annually, the Compensation Committee determines, with input from FW Cook, our Compensation Peer Group, which is intended to reflect companies that are comparable to us based on various metrics, including net income, market capitalization, complexity of operations and business model. Our Compensation Committee determined that no changes should be made to our Compensation Peer Group for 2020 based on the recommendation of FW Cook.

In addition to Compensation Peer Group data, the Compensation Committee reviews financial services compensation survey data reported by the compensation consulting firm of Willis Towers Watson. The Compensation Committee reviews the data related to the Compensation Peer Group and the Willis Towers Watson survey to ascertain the competitive market for our NEOs, to determine whether the Company’s compensation levels are competitive and to make compensation adjustments to reflect executive performance and Company performance.

We target NEO total direct compensation (salary, annual bonus award and annual equity grant) at approximately the median of our Compensation Peer Group. Actual cash compensation may be above or below the median based on individual and Company performance. Realized long-term equity incentives and total compensation will vary from the median based on actual financial and stock price performance.

2020 Compensation Peer Group

Credit Acceptance Corp.

CSG Systems International

Encore Capital Group, Inc.

Enova International

Fair Isaac Corp.

FirstCash, Inc.

Green Dot Corp.

HMS Holdings Corp.

MGIC Investment Corp.

Ocwen Financial Corp.

Walker & Dunlop

WEX Inc.

World Acceptance Corp.

The Compensation Committee generally compares the compensation of our NEOs to the median of the Compensation Peer Group. In addition, the Compensation Committee considers factors such as our performance relative to the Compensation Peer Group, the unique characteristics of the individual NEO’s position, and any succession and retention considerations.

2020 Business Performance

The Compensation Committee made compensation decisions for our NEOs for 2020 based on the Company’s performance on key financial metrics, the attainment of goals driven by our strategic objectives and the individual performance of our NEOs. Additional consideration was given to Company and individual performance in light of the challenges presented by the COVID-19 pandemic. Performance on our 2020 key financial metrics of cash collections, cash efficiency, net operating income and net income was as follows:

•	record total cash collections, which increased 9% to $2.01 billion from $1.84 billion in 2019;

•	a record cash efficiency ratio of 64.5%, which increased from 59.9% in 2019;

•	record income from operations of $349.7 million, which reflected an increase of 41%, compared to $247.7 million in 2019; and

•	a 73% increase in net income attributable to the Company, from $86.2 million in 2019 to $149.3 million in 2020.

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Compensation Discussion and Analysis

Key accomplishments in 2020 related to our strategic priorities included the following:

•	improved efficiency at all levels reflected by improvement in our cash efficiency ratio, expanded employee eligibility to work from home and an overall decline in operating expenses;

•

modernizing collections through the development of digital platforms in all of our operating markets that provide for inbound collections, as well as outbound collections where the regulatory environment allows us to operate in such a manner and significantly increasing digital collections in the U.S. as a result of our investment in the digital platform;

•	expanded market share in addressable markets by having significant levels of capital available and advantageous leverage metrics;

•

fostering a high performing workplace by expanding benefits for part-time employees, supporting employees through expanded services during the COVID-19 pandemic, increasing incentive compensation for non-executives who continued to work during the pandemic and enhancing our focus on diversity, equity and inclusion through the addition of new talent, establishment of a Diversity and Inclusion Steering Committee and adoption of a Diversity, Equity and Inclusion Commitment Statement; and

•	being a recognized and trusted brand by meeting and exceeding goals related to various compliance-related metrics, legislative initiatives and response rates.

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Compensation Discussion and Analysis

Pay-for-Performance Alignment

The following table highlights the total pay realized by our CEO.

Total realized pay for our CEO was, on average, 81% of target during the period from 2018 through 2020. Total incentive compensation for our CEO during this period was 76% of target.

•	On an annual basis, our CEO’s total realized pay was 60% of target in 2018, 77% of target in 2019 and 106% of target in 2020.

•	In the table above,

•	Mr. Stevenson’s salary, bonus and LTIP target were used since he served as CEO as of the end of each respective year and

•	Mr. Fredrickson’s annual LTIP vestings were used for the awards that were granted while he served as CEO (award year 2016).

Decisions For 2020

The Compensation Committee believes that our 2020 executive compensation program and performance incentives, as more fully described herein, reflect the Company’s financial and strategic objectives. The following section contains information on the Compensation Committee’s decisions with respect to our NEOs on the various direct compensation components for 2020 and information regarding certain performance measures and goals. These measures and goals are disclosed in the limited context of our executive compensation program. Investors should not apply these performance measures and goals to other contexts. The tables included in this section are in addition to, and not in lieu of, the Summary Compensation Table required by the SEC, which can be found on page 30.

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Compensation Discussion and Analysis

2020 Executive Compensation Elements

In support of the objectives of our executive compensation program, the Compensation Committee adopted an executive compensation program that includes the following elements:

Description	Salary	Annual Bonus	PSUs	RSUs
Form of Compensation	Cash		Equity
	Fixed	Performance-Based		Fixed
Performance Timing	Short-Term		Long-Term
Measurement Period	Ongoing	1 Year	3 Years
Key Performance Metrics		Financial and Strategic Objectives	Adjusted Revenues; Adjusted EBITDA; Adjusted Net Income

Salary

We pay salaries in order to provide our NEOs with a reasonable level of fixed short-term compensation. The Compensation Committee reviews the salary for each executive officer at least annually and makes adjustments when appropriate to reflect merit increases, promotions, changes in responsibilities or market adjustments. When determining whether to adjust salaries, the Compensation Committee considers each NEO’s total direct compensation and performance, Company performance, comparative peer and market compensation data, internal pay equity and other relevant factors, including the scope of the executive’s responsibilities relative to peers and other executives and retention concerns. In 2020, Messrs. Stevenson, Graham, Roberts and Graves received average salary increases of 3.2% and Mr. Sjolund received a 10.5% salary increase based on changes in market positioning relative to their peers, their internal value to the Company and internal pay equity. Mr. Sjolund’s salary increase noted below also reflects a change in the foreign exchange rate from December 31, 2019 to December 31, 2020.

NEO	2020 Salary(1)	2019 Salary(1)	Percentage Increase from 2019

Kevin P. Stevenson	$925,000	$900,000	2.8%

Peter M. Graham	$480,000	$463,000	3.7%

Steven C. Roberts	$480,000	$463,000	3.7%

Christopher B. Graves	$475,000	$463,000	2.6%

Martin Sjölund(2)	$465,840	$407,417	14.3%

(1)  Reflects final 2019 and 2020 salaries.

(2)  Mr. Sjölund’s 2020 and 2019 compensation was converted to U.S. dollars from British pounds using a December 31, 2020 conversion rate of £1.00 = $1.3649 and December 31, 2019 conversion rate of £1.00 = $1.3185, respectively.

Annual Bonus Plan

Each year, the Compensation Committee establishes financial metrics to measure Company performance for the annual bonus plan. The Committee determines the size of the bonus pool based on the Company’s performance on the established financial metrics and strategic and qualitative factors. The Committee bases actual bonus plan payouts primarily on the Company’s performance versus key financial metrics, but also considers each executive officer’s individual contribution and performance and the strategic objectives of the Company. The Compensation Committee believes that relying solely on a narrow set of financial metrics to determine annual bonus plan payouts is not in the best interest of stockholders because doing so may result in short-term trade-off decisions not focused on driving future growth.

When determining 2020 Annual Bonus Plan payouts for our NEOs, the Compensation Committee considered, among other factors, the Company’s performance as described under “2020 Business Performance” above and the following individual contributions of the NEOs:

•	implemented effectively our business resiliency plan for all areas, including the successful transition to remote work for all administrative functions;

•

attained a Global Biorisk Advisory Council STARTM rating, which reflects our demonstration that we have the work practices, procedures and protocols to prepare, respond and recover from outbreaks and pandemics;

•	secured our first credit ratings, which were best in sector, for our issued debt;

•	oversaw significant improvements to our information technology function;

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Compensation Discussion and Analysis

•	expanded and improved data analytics capabilities;

•	improved our funding maturity profile;

•	amended and extended our credit facilities;

•	expanded unsecured funding sources; and

•	responded effectively to rapidly changing legal and regulatory environment resulting from the COVID-19 pandemic.

For 2020, the Compensation Committee approved bonus payouts for our NEOs, on average, at 189% of target, compared with average bonus payouts at 92% and 149% of target for 2018 and 2019, respectively.

NEO	2020 Bonus Paid	2020 Bonus Target	Bonus Paid as a Percentage of Target

Kevin P. Stevenson	$1,850,000	$925,000	200%

Peter M. Graham	$960,000	$480,000	200%

Steven C. Roberts	$960,000	$480,000	200%

Christopher B. Graves	$783,750	$475,000	165%

Martin Sjölund(1)	$559,000	$310,560	180%

(1) Mr. Sjölund’s compensation was converted to U.S. dollars from British pounds using a December 31, 2020 conversion rate of £1.00 = $1.3649.

LTIP Awards

LTIP awards to our NEOs are a mix of PSUs and RSUs, which the Compensation Committee believes is consistent with market practices. LTIP award amounts are established by reviewing prior year performance, potential future contributions, retention considerations and comparative peer and market compensation data for each NEO position in the Compensation Peer Group. LTIP awards are made under our 2013 Omnibus Incentive Plan (“Equity Plan”).

Our 2020 LTIP design remained consistent with our 2019 LTIP design. The Compensation Committee increased target awards for Messrs. Stevenson, Roberts and Sjölund for the 2020 LTIP to reflect expanded responsibilities and to address LTIP awards in recent years that were below the market median for comparable positions due to conservative increases.

Our 2020 LTIP consists of the following:

NEO	2020 LTIP Award	2019 LTIP Award	Percentage Increase from 2019

Kevin P. Stevenson	$2,750,000	$2,500,000	10%

Peter M. Graham	$900,000	$900,000	0%

Steven C. Roberts	$900,000	$800,000	12.5%

Christopher B. Graves	$700,000	$700,000	0%

Martin Sjölund	$600,000	$500,000	20%

•	50% PSUs and 50% RSUs, which closely aligns with the Compensation Peer Group;

•

the PSU component vests based on performance on three-year cumulative Adjusted Revenues, Adjusted EBITDA, and Adjusted Net Income metrics (weighted 16.7% each) against a goal, for each metric, over the 2020-2022 performance period;

•

Adjusted Revenues, Adjusted EBITDA and Adjusted Net Income are independent of each other and awards can be earned for each performance metric based on the requirements for only that performance metric; and

•	the RSU component is time-based and vests ratably over three years.

The Compensation Committee awards PSUs to align the interests of the Company’s executive officers with the interests of the stockholders by incentivizing them to focus on the long-term goals of the Company and maximizing stockholder returns. The Compensation Committee awards time-based RSUs to retain high caliber executives and reward them for past performance.

For purposes of the PSU performance metrics:

•

Adjusted Revenues is revenues calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) as adjusted to neutralize foreign exchange fluctuations and for divestitures, acquisitions and changes in accounting principles and tax laws.

•

Adjusted EBITDA is net income attributable to the Company calculated in accordance with GAAP (1) as adjusted for income tax expense (or less income tax benefit); foreign exchange loss (or less foreign exchange gain); interest

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Compensation Discussion and Analysis

expense, net (or less interest income, net); other expense (or less other income); depreciation and amortization; net income attributable to noncontrolling interests; loss on sale of subsidiaries (or less gain on sale of subsidiaries); and recoveries applied to negative allowance less changes in expected recoveries for the year ended December 31, 2020; and (2) as further adjusted to neutralize foreign exchange fluctuations and for divestitures, acquisitions and changes in accounting principles and tax laws.

•

Adjusted Net Income is net income attributable to the Company calculated in accordance with GAAP as adjusted to neutralize foreign exchange fluctuations and for divestitures, acquisitions and changes in accounting principles and tax laws.

2020-2022 Adjusted Revenues(1)		2020-2022 Adjusted EBITDA(1)		2020-2022 Adjusted Net Income(1)

Performance vs. Target	Target Shares Earned (%)	Performance vs. Target	Target Shares Earned (%)	Performance vs. Target	Target Shares Earned (%)
Less than 80%	0	Less than 80%	0	Less than 80%	0
80%	33%	80%	33%	80%	33%
90%	67%	90%	67%	90%	67%
100%	100	100%	100	100%	100
110%	150	110%	150	110%	150
120% or more	200	120% or more	200	120% or more	200

(1)	Linear interpolation is performed to determine Target Shares Earned between Values.

Outstanding PSU Awards

During 2020, our NEOs had three tranches (award years 2018-2020) of PSU awards outstanding. The key features of these outstanding awards are included below:

LTIP Award Year	Measure	Performance Period	Percent Achievement
2018	Adjusted EBITDA	2018-2020	19.4%
	Total Stockholder Return (“TSR”)	2018-2020	191%
2019	Adjusted Revenues	2019-2021	To be determined by March 31, 2022
	Adjusted EBITDA	2019-2021	To be determined by March 31, 2022
	Adjusted Net Income	2019-2021	To be determined by March 31, 2022
2020	Adjusted Revenues	2020-2022	To be determined by March 31, 2023
	Adjusted EBITDA	2020-2022	To be determined by March 31, 2023
	Adjusted Net Income	2020-2022	To be determined by March 31, 2023

Realization of 2018 LTIP

In March 2021, our Compensation Committee determined that Adjusted EBITDA and TSR PSU awards for the three-year performance period of January 1, 2018 to December 31, 2020, would be paid at 19.4% and 191%, respectively.

•

The target Adjusted EBITDA for the 2018-2020 performance period was $4,033,000 and actual performance was $3,382,500 (both in thousands). Therefore, 19.4% of the target shares were awarded to our NEOs based on the Adjusted EBITDA component.

•	TSR performance was calculated by comparing the TSR of a group of companies that are part of the Consumer Finance sector of the Global Industry Classification Standard.

•	For the 2018-2020 performance period, the Company’s TSR of 7.47% ranked 8th out of 32 companies, or at the 77th percentile, which resulted in 191% of the target shares being awarded to our NEOs.

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Compensation Discussion and Analysis

Employment Agreements

Effective January 1, 2021, the Company entered into employment agreements with each NEO that set forth the compensation, benefits, term of employment and other terms and conditions of each NEO’s employment (“Employment Agreements”). The Employment Agreements provide for the following:

•

three-year terms that commenced on January 1, 2021 and expire on December 31, 2023 with the exception of Mr. Sjölund’s Employment Agreement, which can be terminated by the Company or Mr. Sjölund upon written notice;

•	a minimum base salary equal to the NEO’s base salary on January 1, 2021, which cannot be decreased during the term of the Employment Agreement;

•	eligibility for incentive compensation consistent with the terms of the Company’s incentive compensation plans;

•	specified severance payments upon the NEO’s involuntary termination of employment without cause or as a result of constructive termination, death or disability; and

•

recovery by the Company from the NEO of any compensation paid pursuant to the NEO’s Employment Agreement in accordance with current or future clawback policies instituted by the Company to comply with any rules promulgated pursuant to any law, government regulation or stock exchange listing requirement.

Tax-Qualified Plans

The Company offers a 401(k) plan for its employees, including our NEOs. The 401(k) plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to limitations under the Internal Revenue Code, after completing six months of service with the Company. The Company makes matching cash contributions of up to 4% of each participating employee’s eligible pay. Employees are able to direct their own investments, among a range of investment choices, under the plan.

We periodically compare the competitiveness of our benefits programs, including retirement benefits, for all our employees, including our NEOs, against other employers with whom we broadly compete for talent. It is our objective to provide our employees with a benefits package that is at or around the median when compared to other employers.

Nonqualified Deferred Compensation Plans and Arrangements

The Company does not offer any nonqualified deferred compensation plans or arrangements to any of its executive officers, including our NEOs.

Severance and Change in Control Arrangements

Pursuant to their employment agreements with the Company, our NEOs (or their beneficiaries or estates) are eligible for severance payments and other benefits upon terminations of employment for the following reasons:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

In the case of a termination for cause, no severance payments will be made. We find each of these practices to be typical among our peers and we note that the receipt of severance benefits is subject to our NEOs’ compliance with non-compete/non-solicitation covenants and execution of a release of claims. In no instance will the Company provide excise tax reimbursements or gross-ups to any of our NEOs. For detailed information on the estimated potential payments and benefits payable to our NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Post-Employment Compensation Arrangements” (page 34) in this Proxy Statement.

Perquisites and Other Personal Benefits

We generally do not provide our executive officers, including our NEOs, with perquisites or other personal benefits. The Company does encourage its NEOs to submit to a comprehensive physical examination every three to five years at the

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Compensation Discussion and Analysis

Company’s expense, at a cost of approximately $5,000 each. The Company covers the cost of a comprehensive physical examination because we believe it serves a necessary business purpose and protects the interests of the organization and stockholders by requiring each NEO to receive high-quality preventative care, thereby increasing the likelihood of early detection for any serious illness that would prevent them from serving the Company to the best of their ability. For four months in 2020, the Company also provided a travel allowance for Mr. Roberts whose responsibilities, during those four months, required him to spend significant amounts of time in Europe even though his principal office is in Virginia.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for the Company’s executive officers, including our NEOs. These stock ownership guidelines reflect the Board’s belief in the importance of aligning the economic interests of stockholders and management. The Compensation Committee is responsible for setting and periodically reviewing the guidelines. Guidelines for each executive position are determined based on factors, including the executive role, scope of responsibilities, salary levels, Company stock price performance and market data. The stock ownership guidelines establish ownership goals to be achieved and maintained within five years from the date of hire or promotion.

Periodically, the Compensation Committee is provided with a report showing the extent to which our executives have met the applicable ownership guidelines. This report includes targeted share ownership, actual share ownership, our executives’ remaining non-vested RSUs, and any surplus or deficiency that exists. The Compensation Committee may determine whether, based on the executive’s success in achieving the executive’s stock ownership target, to pay the executive’s annual bonus, if any, in stock, rather than in cash. To permit consistent long-term planning by an executive, once established, targets are not reset except upon the approval of the Compensation Committee in the event of a promotion of the executive, exceptional equity grants, or other considerations.

The following chart details the equity ownership targets established for our NEOs and their progress towards those targets. As of December 31, 2020, each NEO has achieved their individual equity ownership target or is on track to reach their target within five years of becoming an NEO.

NEO	2020 Salary(1)	Multiple	Share Targets(2)	Equity Ownership(3)
Kevin P. Stevenson	$925,000	5	116,617	307,034
Peter M. Graham	$480,000	3	36,309	49,565
Steven C. Roberts	$480,000	3	36,309	45,083
Christopher B. Graves	$475,000	3	35,931	60,109
Martin Sjölund(4)	$465,840	3	35,238	31,338

(1)	Salary as of December 2020.
(2)	Based on a December 31, 2020 stock price of $39.66 per share.
(3)	Includes common stock owned directly and indirectly and time-based RSUs.
(4)	Mr. Sjölund’s compensation was converted to U.S. dollars from British pounds using a December 31, 2020 conversion rate of £1.00 = $1.3649.

Clawback

In the event of a restatement of the Company’s financial statements that reduces the amount of the awards that would have been paid or vested had the financial results been properly reported, the Compensation Committee may apply the clawback provisions within the annual bonus plan or the Equity Plan or both, as applicable, towards all or any portion of awards, cash and equity, or the gain realized on the award. In addition, all awards, cash and equity (and the benefits derived from the awards), are subject to recovery by the Company if required by rules adopted by the SEC or the NASDAQ to implement Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable rule, regulation or law.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year. The executive officers subject to Section 162(m) (the “Covered Employees”) include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual remains a Covered Employee for all future years, including following any termination of employment.

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Compensation Discussion and Analysis

The Compensation Committee carefully considers the tax impacts of its compensation programs on the Company, as well as on its executives. It is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation objectives. While the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m), it reserves the right to adopt such compensation arrangements as may from time to time be desirable to reward, retain or attract top-quality management even if payments may not be fully or partially deductible under Section 162(m). The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to enable the Company to compete successfully.

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Compensation Tables and Information

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by or paid to each of our NEOs for all services rendered to the Company for the years ended December 31, 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Comp ($)	All Other Comp(2) ($)	Total ($)

Kevin P. Stevenson

President and Chief Executive Officer	2020	$925,000	$2,749,978	$1,850,000	$11,400	$5,536,378
	2019	$900,000	$2,499,980	$1,305,000	$11,200	$4,716,180
	2018	$900,000	$2,199,953	$810,000	$11,000	$3,920,953

Peter M. Graham

Executive Vice President and Chief Financial Officer	2020	$480,000	$899,989	$960,000	$11,400	$2,351,389
	2019	$463,000	$899,983	$694,500	$11,200	$2,068,683
	2018	$450,000	$949,980	$405,000	$11,000	$1,815,980

Steven C. Roberts

Executive Vice President, Global Operations Officer	2020	$480,000	$899,989	$960,000	$24,733	$2,364,722
	2019	$463,000	$799,985	$787,100	$51,200	$2,101,285
	2018	$427,885	$849,871	$465,000	$34,313	$1,777,069

Christopher B. Graves

Executive Vice President, Global Investments & Analytics Officer	2020	$475,000	$699,987	$783,750	$11,400	$1,970,137
	2019	$463,000	$699,987	$601,900	$11,200	$1,776,087
	2018	$450,000	$949,980	$405,000	$11,000	$1,815,980

Martin Sjölund(3)

President, PRA Group Europe	2020	$465,840	$599,967	$559,000	$31,645	$1,656,452
	2019	$407,417	$499,990	$305,562	$30,556	$1,243,525

(1)

The amounts represent the aggregate grant date fair value of the stock awards granted in 2020, 2019 and 2018 determined pursuant to Accounting Standards Codification (“ASC”) Topic 718. The assumptions used by the Company in calculating these amounts are discussed in Note 1 and Note 12 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Stock awards consist of time-based RSUs and performance-based PSUs awarded under the LTIP (see page 25 for a description of the LTIP). The actual amount of compensation that will be realized by the NEO at the time the stock award vests, if at all, will depend upon the market price of the Company’s common stock on the day prior to vesting date. The value as of the grant date of the maximum number of shares that could vest under the 2020 LTIP PSU awards is as follows: Mr. Stevenson, $2,749,978; Mr. Graham, $900,028; Mr. Roberts, $900,028; Mr. Graves, $699,987, and Mr. Sjölund, $599,967. For more information on the awards granted during 2020, see the Grants of Plan-Based Awards table (page 31).

(2)

For Messrs. Stevenson, Graham and Graves, these amounts represent Company matching contributions to the recipient’s 401(k) plan account up to the limits for such plans under federal income tax rules. For Mr. Roberts, the amount for 2020 represents (a) a $13,333 gross allowance related to international travel at the Company’s request (which amount was not grossed up for taxes) and (b) $11,400 in Company matching contributions to his 401(k) plan account, the limit under federal income tax rules. For Mr. Sjölund, the amount represents payments in lieu of a Company pension contribution. Mr. Sjölund has reached the limit on his annual allowance for pension contributions under the Pensions Act 2008 of the Parliament of the United Kingdom and receives cash payments in lieu of Company pension contributions like other European employees in similar positions receive.

(3)

Mr. Sjölund’s 2020 and 2019 compensation was converted to U.S. dollars from British pounds using a December 31, 2020 conversion rate of £1.00 = $1.3649 and December 31, 2019 conversion rate of £1.00 = $1.3185, respectively.

30 PRA Group | 2021 Proxy Statement

Compensation Tables

Grants of Plan-Based Awards

The following table presents, for each of our NEOs, information concerning awards under our Equity Plan and Annual Bonus Plan during 2020.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Kevin P. Stevenson	STI		$0	$925,000	$5,000,000
	RSU	3/7/2020							35,220	$1,374,989
	PSU	3/7/2020				0	35,220	70,440		$1,374,989

Peter M. Graham	STI		$0	$480,000	$5,000,000
	RSU	3/7/2020							11,526	$449,975
	PSU	3/7/2020				0	11,527	23,054		$450,014

Steven C. Roberts	STI		$0	$480,000	$5,000,000
	RSU	3/7/2020							11,526	$449,975
	PSU	3/7/2020				0	11,527	23,054		$450,014

Christopher B. Graves	STI		$0	$475,000	$5,000,000
	RSU	3/7/2020							8,965	$349,994
	PSU	3/7/2020				0	8,965	17,930		$349,994

Martin Sjölund	STI		$0	$310,560	$5,000,000
	RSU	3/7/2020							7,684	$299,983
	PSU	3/7/2020				0	7,684	15,368		$299,983

(1)

During 2020, our NEOs were awarded the following plan-based awards: annual short-term incentive award (“STI”) under our annual bonus plan and time-based RSUs and performance-based PSUs under our LTIP. Vesting of the PSUs is based on three components: Adjusted Revenues, Adjusted EBITDA and Adjusted Net Income.

(2)	The amounts represent the range of possible payouts of the STI from $0 at threshold to $5,000,000 at maximum.
(3)	The amounts represent the range of possible payouts of the PSUs from 0% at threshold to 200% of target (maximum). The PSUs will not vest if the performance criteria are not met.
(4)	The amounts represent RSUs. One-third vests on each anniversary of the grant date over three years.
(5)

The amounts represent the aggregate grant date fair value of each award, calculated by multiplying the fair value on the grant date by the number RSUs and the target amount for the PSUs. The fair value of the RSUs and the PSUs is the closing price of the Company’s common stock on the grant date, which was $39.04.

2021 Proxy Statement | PRA Group 31

Compensation Tables

Outstanding Equity Awards at Fiscal-Year End

The following table provides information on our NEOs’ outstanding unvested equity awards as of December 31, 2020. No options were outstanding as of December 31, 2020.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock that Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares Units or Other Rights That Have) Not Vested ($)(2)(3)
Kevin P. Stevenson	3/7/2018	7,445	$295,269	28,305	$1,122,576
	3/7/2019	29,467	$1,168,661	44,201	$1,753,012
	3/7/2020	35,220	$1,396,825	35,220	$1,396,825
Peter M. Graham	1/1/2018	13,554	$537,552
	3/7/2018	1,692	$67,105	6,433	$255,133
	3/7/2019	10,608	$420,713	15,912	$631,070
	3/7/2020	11,526	$457,121	11,527	$457,161
Steven C. Roberts	1/1/2018	12,048	$477,824
	3/7/2018	1,354	$53,700	5,145	$204,051
	6/15/2018	402	$15,943
	3/7/2019	9,430	$373,994	14,144	$560,951
	3/7/2020	11,526	$457,121	11,527	$457,161
Christopher B. Graves	1/1/2018	13,554	$537,552
	3/7/2018	1,692	$67,105	6,433	$255,133
	3/7/2019	8,251	$327,235	12,376	$490,832
	3/7/2020	8,965	$355,552	8,965	$355,552
Martin Sjölund	3/7/2018	762	$30,221	2,894	$114,776
	6/15/2018	201	$7,972
	12/15/2018	15,236	$604,260
	3/7/2019	5,894	$233,756	8,840	$350,594
	3/7/2020	7,684	$304,747	7,684	$304,747

(1)

The shares granted vest either (a) ratably over a stated period, beginning on the first anniversary of the award date, (b) 100% on the third anniversary of the award date or (c) pursuant to the terms of the respective LTIP, based on the achievement of stated performance goals. (See page 25 for a description of the LTIP).

(2)	The amounts represent the fair market value using $39.66, closing price of the Company’s common stock on December 31, 2020.
(3)

The performance component of the LTIP awards will not vest or be awarded if the Company does not achieve its minimum threshold performance targets, as described more fully on page 26. If such targets are met, the number of shares to be received by each NEO will be determined based on actual performance.

32 PRA Group | 2021 Proxy Statement

Compensation Tables

Option Exercises and Stock Vested

The following table provides information concerning the shares acquired on vesting of RSUs and PSUs during 2020 on an aggregated basis for each of our NEOs, and includes the value realized upon vesting. During 2020, the Company had no stock options outstanding and awarded no stock options.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin P. Stevenson	38,569	$1,503,733
Peter M. Graham	10,721	$ 418,093
Steven C. Roberts	9,450	$ 367,571
Christopher B. Graves	9,542	$ 372,065
Martin Sjölund	5,583	$ 217,259

(1)  The amounts represent the aggregate dollar amount realized upon vesting, computed by multiplying the number of shares of stock by the closing market price of the Company’s common stock on the day prior to the vesting date.

The following table provides detailed vesting information of the value realized upon vesting of stock awards:

Name	Vesting Date	Number of Shares (#)(1)	Closing Market ($)(2)	Value Realized on Vesting ($)
Kevin P. Stevenson	3/1/2020	9,093	$38.82	$352,990
	3/7/2020	29,476	$39.04	$1,150,743
Peter M. Graham	3/1/2020	2,066	$38.82	$80,202
	3/7/2020	8,655	$39.04	$337,891
Steven C. Roberts	3/1/2020	1,653	$38.82	$64,169
	3/7/2020	7,395	$39.04	$288,701
	6/15/2020	402	$36.57	$14,701
Christopher B. Graves	3/1/2020	2,066	$38.82	$80,202
	3/7/2020	7,476	$39.04	$291,863
Martin Sjölund	3/1/2020	929	$38.82	$36,064
	3/7/2020	4,453	$39.04	$173,845
	6/15/2020	201	$36.57	$7,351

(1)  Final payment of PSUs earned under the 2018 LTIP for the three-year period ended December 31, 2020 was determined on February 18, 2021 after the Compensation Committee certified the Company’s financial results and are not included in this table.

(2)  Closing market price of the Company’s common stock to calculate value of shares at vesting is the day prior to the vesting date.

2021 Proxy Statement | PRA Group 33

Compensation Tables

Post-Employment Compensation Arrangements

Each NEO has an employment agreement that provides for the payment of specified severance benefits upon termination of employment under some or all of the following circumstances:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination;

•	change in control “double trigger” termination; and

•	nonrenewal of an employment agreement.

Depending on the circumstances of the termination, these severance benefits may include cash payments equal to a specified multiple of salary and bonus (using a three-year average), pro-rata bonuses, accelerated vesting of equity incentive awards and subsidized COBRA benefits for 18 months.

The Estimated Post-Employment Payments and Benefits Table that follows this narrative summarizes such severance payments and benefits. In the case of a termination for cause, no severance payments will be made. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company. While their employment agreements provide our NEOs with certain benefits upon their involuntary termination (not for cause), the agreements also provide protections for the Company in the form of non-competition, non-solicitation, and confidentiality restrictive covenants. None of our NEOs are provided with any type of golden parachute or excise tax reimbursement or gross-up.

34 PRA Group | 2021 Proxy Statement

Compensation Tables

The amounts in the following table were calculated based upon employment agreements in effect as of December 31, 2020 and an assumed termination date of December 31, 2020. Because the assumed termination date is December 31, 2020, we have used the full year target non-equity incentive plan awards. The amounts reported in the following table are hypothetical. Actual payments will depend on the circumstances and timing of any termination of employment and will be determined based on the employment agreements that became effective January 1, 2021.

Name	Type of Payment or Benefit	Involuntary Termination without Cause/Constructive Termination, not during a Change in Control Protection Period(1) ($)	Involuntary Termination without Cause/Constructive Termination during a Change in Control Protection Period(1)(2) ($)	Disability ($)	Death ($)

Kevin P. Stevenson	Severance Payment – Salary	$1,850,000	$1,850,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$2,115,000	$2,115,000	$0	$0
	Pro-Rata Bonus(3)	$925,000	$925,000	$925,000	$925,000
	Equity(4)	$0	$7,133,168	$7,133,168	$7,133,168
	Benefits	$27,145	$27,145	$0	$0
	Total	$4,917,145	$12,050,313	$8,058,168	$8,058,168

Peter M. Graham	Severance Payment –Salary	$480,000	$480,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$686,500	$686,500	$0	$0
	Pro-Rata Bonus(3)	$480,000	$480,000	$480,000	$480,000
	Equity(4)	$0	$2,825,854	$2,825,854	$2,825,854
	Benefits	$27,145	$27,145	$0	$0
	Total	$1,673,645	$4,499,499	$3,305,854	$3,305,854

Steven C. Roberts	Severance Payment – Salary	$480,000	$480,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$737,367	$737,367	$0	$0
	Pro-Rata Bonus(3)	$480,000	$480,000	$480,000	$480,000
	Equity(4)	$0	$2,600,744	$2,600,744	$2,600,744
	Benefits	$27,145	$27,145	$0	$0
	Total	$1,724,512	$4,325,256	$3,080,744	$3,080,744

Christopher B. Graves	Severance Payment – Salary	$950,000	$950,000	$0	$0
	Severance Payment – Non-Equity Incentive Award	$1,193,767	$1,193,767	$0	$0
	Pro-Rata Bonus(3)	$475,000	$475,000	$475,000	$475,000
	Equity(4)	$0	$2,388,960	$2,388,960	$2,388,960
	Benefits	$27,335	$27,335	$0	$0
	Total	$2,646,102	$5,035,062	$2,863,960	$2,863,960

Martin Sjölund(5)	Severance Payment – Salary	$232,920	$232,920	$0	$0
	Severance Payment – Non-Equity Incentive Award	$0	$0	$0	$0
	Pro-Rata Bonus	$0	$0	$0	$0
	Equity(4)	$0	$1,951,074	$1,951,074	$1,951,074
	Benefits	$0	$0	$0	$0
	Total	$232,920	$2,183,994	$1,951,074	$1,951,074

(1)

For Messrs. Stevenson and Graves, severance for termination without Cause/Constructive Termination, as set forth in their employment agreements, provides two years’ salary, two times the employee’s three-year average annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months. Pursuant to the terms of Messrs. Graham’s and Robert’s employment agreements, severance for termination without Cause/Constructive Termination, provides one-year salary and the employee’s three-year average annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months. For Mr. Sjölund, severance for termination without Cause/Constructive Termination, as set forth in his employment agreement, provides payment of base salary for all or part of the notice period. Pursuant to the terms of Mr. Sjölund’s employment agreement, Mr. Sjölund’s notice period is six months.

(2)

NEOs receive severance payments and vesting of equity grants accelerate in the case of a change in control and an involuntary termination without Cause or Constructive Termination within the periods that are six months before and 24 months after the change in control.

(3)

Pro-rata bonus (based upon actual Company performance and the days of employment in the calendar year of termination) other than for (a) voluntary termination by NEO, (b) termination due to disability, as set forth in the employment agreements, (c) death, or (d) nonrenewal, as set forth in the employment agreements. Pro-rata bonus has been estimated at the full-year target amount.

(4)

Equity values represent immediate vesting of all unvested equity grants upon involuntary termination without Cause/Constructive Termination in connection with a change in control, death and disability and are based on the closing price of the Company’s common stock ($39.66) on December 31, 2020 of all unvested equity grants as of December 31, 2020.

(5)	Mr. Sjölund’s compensation was converted to U.S. dollars from British pounds using a December 31, 2020 conversion rate of £1.00 = $1.3649.

2021 Proxy Statement | PRA Group 35

Compensation Tables

CEO Pay Ratio

For 2020, our last completed fiscal year:

•	the annual total compensation of our median employee was $43,668;

•	the annual total compensation of our CEO was $5,536,378; and

•	we estimate that the ratio of the annual total compensation of our CEO to our median employee was 127 to 1.

Based on our payroll and employment records, we identified the median employee from an employee population of 3,907 individuals on September 30, 2020. Our employee population included all employees as of September 30, 2020. We included the following pay elements in the total compensation for each employee:

•	salary received;

•	overtime pay received; and

•	incentive compensation payments received.

We identified our median employee for 2020 by: (1) calculating the total compensation using the pay elements described above for each of our employees and (2) ranking the total compensation of all employees (other than our CEO) from lowest to highest.

We calculated the annual total compensation for our 2020 median employee using the same methodology used to calculate our CEO’s annual total compensation for 2020 as reported in the Summary Compensation Table in this Proxy Statement.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below reflects the number of shares as of December 31, 2020 subject to outstanding awards and the amount available for future issuance under our Equity Plan. All stock awards, including LTIP shares, are in the form of grants of RSUs and PSUs. One RSU or PSU, as applicable, converts into one share of Company stock upon vesting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	1,338,383	$ 0	3,730,505
Equity compensation plans not approved by stockholders	None	N/A	None
Total	1,338,383	$ 0	3,730,505

36 PRA Group | 2021 Proxy Statement

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of March 31, 2021 by:

•	each of our directors;

•	each of our NEOs;

•	all current directors and executive officers as a group; and

•	each person known by us to own beneficially more than 5% of our common stock.

Each individual owns directly such shares of common stock and has sole investment and sole voting power unless otherwise noted. The table includes shares of common stock underlying RSUs that will vest within 60 days of March 31, 2021.

Name	Number of Shares Beneficially Owned		Percentage of Class
Vikram A. Atal	16,281		*
Danielle M. Brown	6,296		*
Marjorie M. Connelly	10,516		*
John H. Fain	34,824		*
Steven D. Fredrickson	201,514		*
Peter M. Graham	30,587		*
Christopher B. Graves	42,900		*
Penelope W. Kyle	43,658		*
James A. Nussle	20,646		*
Brett L. Paschke	4,750		*
Steven C. Roberts	24,724		*
Martin Sjölund	6,252		*
Kevin P. Stevenson	267,420		*
Scott M. Tabakin	49,323		*
Lance L. Weaver	15,745	[1]	*
All directors and executive officers as a group (17 persons)	798,835		1.75%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,958,913	(2)	15.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,581,975	(3)	10.1%
T. Rowe Price Associates, Inc. 100 E. Pratt Street. Baltimore, MD 21202	2,883,374	(4)	6.3%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	2,647,350	(5)	5.8%

* Represents less than 1% of the Company’s outstanding common stock.

(1)  Includes 15,745 shares held by trust, which is beneficially owned by Mr. Weaver.

(2)  Based solely on information disclosed in a Schedule 13G/A filed with the SEC on January 26, 2021, BlackRock, Inc. is the beneficial owner of 6,958,913 shares of the Company’s common stock with sole power to vote or direct the vote of 6,863,886 shares and sole power to dispose or to direct the disposition of these 6,958,913 shares.

(3)  Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group is the beneficial owner of 4,581,975 shares of the Company’s common stock with shared power to vote or direct the vote of 42,795 shares, sole power to dispose or to direct the disposition of 4,500,927 shares, and shared power to dispose or direct the disposition of 81,048 shares.

2021 Proxy Statement | PRA Group 37

Security Ownership

(4)

Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 16, 2021, T. Rowe Price Associates, Inc. is the beneficial owner of 2,883,374 shares of the Company’s common stock with sole power to vote or direct the vote of 744,426 shares and sole power to dispose or to direct the disposition of 2,883,374 shares.

(5)

Based solely on information disclosed in a Schedule 13G filed with the SEC on February 4, 2021 by Wellington Management Group LLP (“WMG”), Wellington Group Holdings LLP (“WGH”), Wellington Investment Advisors Holdings LLP (“WIAH”) and Wellington Management Company LLP (“WMC”), WGH, WIAH and WMC and certain investment advisers are subsidiaries of WMG. Each of WMG, WGH and WIAH has shared power to vote or direct the vote of 2,355,622 shares and shared power to dispose or direct the disposition of 2,647,350 shares. WMC has shared power to vote or direct the vote of 2,330,287 shares and shared power to dispose or direct the disposition of 2,445,224 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Based on a review of reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such filing requirements were met during 2020 with the exception of one Form 4 for Mr. Fredrickson in connection with one transaction that was reported late due to an administrative error.

38 PRA Group | 2021 Proxy Statement

Voting Instructions and Other Information

Shares of our common stock may be held directly in your own name (in which case you are considered the “record holder”) or may be held beneficially through a broker, bank or other nominee in street name (in which case you are considered the “beneficial owner”). Summarized below are some distinctions between shares held of record and those owned beneficially.

Record Holder – If your shares are registered directly in your name with Continental Stock Transfer & Trust, our transfer agent, you are considered the stockholder of record, or record holder, with respect to those shares, and we are providing the Notice of Internet Availability of Proxy Materials directly to you. As the record holder, you have the right to vote during the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner – If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided the Notice of Internet Availability of Proxy Materials or voting instruction card by your broker, bank or other nominee who is considered the record holder with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. Your broker, bank or other nominee is obligated to provide you with the Notice of Internet Availability of Proxy Materials or a voting instruction card for you to use. However, since you are not the record holder, you may not vote these shares during the Annual Meeting unless you provide a legal proxy, executed in your favor, from the record holder during registration for the Annual Meeting.

For instructions on voting your shares during the Annual Meeting, see “Instructions for Attending and Participating in the Virtual Annual Meeting” on page 1 of this Proxy Statement

Internet Availability of Proxy Materials and Annual Report

We are making available our proxy materials and Annual Report on Form 10-K for the year ended December 31, 2020 on the internet. Instructions on how to access and review these materials on the internet can be found on your Notice of Internet Availability of Proxy Materials, proxy card and voting instruction card. Stockholders may also view our proxy materials and Annual Report on Form 10-K for the year ended December 31, 2020 on our website at www.pragroup.com. In addition, stockholders may request that proxy materials be sent in printed form by mail or electronically by email on an ongoing basis, by following the instructions on the Notice of Internet Availability of Proxy Materials.

How to Vote

If you are a record holder, we encourage you to vote before the Annual Meeting using one of the convenient options described below:

Internet

You may vote through the internet by going to www.AALvote.com/PRAA and following the instructions. You will need to have your Notice of Internet Availability of Proxy Materials or proxy card (if you requested and received a printed copy of the proxy card) available when voting through the internet. If you want to vote through the internet, you must do so before 11:59 p.m. Eastern Time on June 10, 2021. If you vote through the internet, you do not need to return a proxy card.

Phone

You may vote by calling (866) 804-9616. You will need to have your Notice of Internet Availability of Proxy Materials or proxy card (if you requested and received a printed copy of the proxy card) available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m. Eastern Time on June 10, 2021. If you vote by telephone, you do not need to return a proxy card.

Mail

If you requested and received a printed copy of the proxy card, you may vote by mail by signing and dating your proxy card and mailing it in the postage-prepaid envelope provided in response to request for printed copies of the proxy materials.

If you are a beneficial owner, we encourage you to vote before the Annual Meeting by following the instructions provided to you by your broker, bank or other nominee.

Revoking Your Proxy

If you are a record holder, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by subsequently providing telephone or internet voting instructions, by providing a later dated proxy card (if you requested and received a paper copy of the proxy card) or by voting during the webcast of the Annual Meeting by following the instructions available on the Annual Meeting website.

2021 Proxy Statement | PRA Group 39

Voting Instructions and Other Information

If you are a beneficial owner, you must have a legal proxy from your bank, broker or other nominee to vote during the Annual Meeting and should refer to the instructions provided by your broker, bank or other nominee on how to revoke your voting instructions. If you are a record holder and require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 120 Corporate Boulevard, Norfolk, Virginia 23502 or by email at corporatesecretary@pragroup.com. If you are a beneficial owner and require assistance in changing or revoking your voting instruction form, contact the institution that holds your shares.

Inspector of Elections

Alliance Advisors, LLC (“Alliance”) has been appointed by our Board to act as the inspector of election for the Annual Meeting. The inspector of election will tabulate the votes cast by proxy or during the webcast of the Annual Meeting and will determine whether a quorum is present. If a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

Cost of Proxy Solicitation

We will bear the entire cost of proxy solicitation and have engaged Alliance to assist in the solicitation of proxies. Alliance will receive a fee of approximately $16,000 plus reasonable out-of-pocket expenses for this work. We will also reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking voting instructions. In addition, proxies may be solicited by our directors, officers and other employees who will not receive any additional compensation for such solicitation.

Broker Non-Votes

Brokers, banks or other nominees holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting such customers’ shares on non-routine matters in the absence of specific instructions from such customers. If you do not provide your voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” Therefore, if your shares are held in street name, it is critical that you provide specific instructions to your broker, bank or other nominee if you want your vote to count.

The ratification of the appointment of KPMG as the Company’s independent registered public accounting firm (Proposal 2) is considered a routine matter. Therefore, the entity that holds your shares may vote on this matter without instructions from you.

On the other hand, all other matters including the election of directors (Proposal 1) and the approval on a non-binding, advisory basis of the compensation of our NEO’s (Proposal 3) are considered non-routine matters. As a result, if you do not provide specific instructions, the entity that holds your shares will not have the authority to vote those shares.

If you received more than one Notice of Internet Availability of Proxy Materials, you may hold shares in more than one account. To ensure all of your shares are voted, you must vote once for each account in which you hold shares by following the instructions on each Notice of Internet Availability of Proxy Materials or voting instruction card you receive.

Stockholder Proposals

To be considered for inclusion in the Company’s proxy materials for the 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, stockholders must submit their proposals so that they are received by our Corporate Secretary at PRA Group, Inc., 120 Corporate Boulevard, Norfolk, Virginia 23502, no later than the close of business on December 29, 2021.

Our By-Laws and Certificate of Incorporation include advance notice provisions for director nominations and stockholder proposals to be considered at a stockholder meeting but are not submitted for inclusion in the Company’s proxy materials. These advance notice provisions require any stockholder of record entitled to vote at an annual meeting of stockholders who intends to make a nomination for director or make any other proposal to notify the Corporate Secretary in writing not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to our advance notice provisions must be received no earlier than February 10, 2022 and no later than March 12, 2022. The notice must meet other requirements contained in our By-Laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.pragroup.com. Copies of such documents can also be obtained, at no cost, from the Corporate Secretary at the address set forth herein, or from the SEC.

40 PRA Group | 2021 Proxy Statement

Voting Instructions and Other Information

Other Information

You may request printed copies of the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 by contacting our Investor Relations department at the following address:

PRA Group, Inc.

Attn: Investor Relations

150 Corporate Boulevard

Norfolk, VA 23502

This Proxy Statement, the Company’s Annual Report on Form 10-K and other filings made by the Company with the SEC may also be obtained from the SEC’s EDGAR database at www.sec.gov.

Other Matters to be Presented

We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

2021 Proxy Statement | PRA Group 41

Proxy Card

This proxy is solicited by the Board of Directors of PRA Group, Inc. for use at the Annual Meeting of Stockholders being held on June 10, 2021 (the “Annual Meeting”). By signing this proxy, you hereby revoke all prior proxies and appoint Christopher D. Lagow and LaTisha O. Tarrant, each of them, separately, true and lawful attorneys, with the powers you would possess if personally present, and with full power of substitution, and you hereby authorize them to represent and to vote all shares that you are entitled to vote at the Annual Meeting to be held virtually at 9:30 a.m. Eastern Time on June 10, 2021 and at any adjournment or postponement thereof, on the proposals on the reverse side. Receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using any of the means described on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director and “FOR” proposals 2 and 3 at the Annual Meeting and any adjournment or postponement thereof.

The proxies are authorized to vote in their discretion with respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. As of April 28, 2021 (the approximate date of this mailing), PRA Group, Inc. does not know of any such other matters to be presented at the Annual Meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

All stockholders who wish to attend the Virtual Meeting must register by June 7, 2021 at 11:59 p.m. Eastern Time at: http://viewproxy.com/PRAGroup/2021/htype.asp

Important Notice Regarding the Availability of Proxy Materials for the

PRA Group, Inc. Annual Meeting of Stockholders to be held June 10, 2021.

Our Proxy Statement and our 2020 Annual Report to Stockholders are available at:

www.viewproxy.com/PRAGroup/2021

Please mark your votes in blue or black ink like this  ☒

The Board of Directors recommends a vote FOR the election of each director nominee listed below and FOR proposals 2 and 3.

1. Election of Directors  ☐ FOR ALL  ☐ WITHHOLD ALL  ☐ FOR ALL EXCEPT

Nominees for the Board of Directors are:
(01) Vikram A. Atal	(06) James A. Nussle
(02) Danielle M. Brown	(07) Brett L. Paschke
(03) Marjorie M. Connelly	(08) Kevin P. Stevenson
(04) John H. Fain	(09) Scott M. Tabakin
(05) Steven D. Fredrickson	(10) Lance L. Weaver

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR All Except” and write that nominee’s name in the space provided below.

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2021.

☐  FOR      ☐  AGAINST      ☐  ABSTAIN

3.	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

☐  FOR      ☐  AGAINST      ☐  ABSTAIN

4.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.

Date:

Signature (Title(s), if applicable)

Signature (if held jointly)

VIRTUAL CONTROL NUMBER

▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

VIRTUAL CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by internet or telephone

INTERNET	TELEPHONE	MAIL
Vote your proxy on the internet: Go to www.AALvote.com/PRAA Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Vote your proxy by phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Vote your proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.